Prospectus Supplement
(To Prospectus Dated July 12, 2006)

16,290,900 Units Consisting of 16,290,900 Ordinary Shares and Warrants to Purchase
8,145,446 Ordinary Shares
and
8,145,446 Ordinary Shares Issuable on Exercise of Warrants

We are offering (i) 16,290,900 ordinary shares, ₤0.05 par value per share (each, an “Ordinary Share”), of Amarin Corporation plc (“Amarin”), each Ordinary Share represented by one American Depositary Share (each, an “ADS”) (collectively, the “Unit Shares”), and (ii) warrants (each, a “Warrant”) to purchase 8,145,446 Ordinary Shares, each Ordinary Share represented by one ADS (the “Warrant Shares”), in each case to selected investors (the “Unit Investors”) pursuant to this prospectus supplement and the accompanying core prospectus.  For purposes of this prospectus supplement, the term “Unit” refers to one Unit Share and one Warrant to purchase 0.50 of one Warrant Share.  The Units will be sold at the negotiated price of $0.33 per Unit (the “Unit Purchase Price”).  The Warrants will expire on December 5, 2012 unless earlier exercised or terminated.

We are also offering the 8,145,446 Warrant Shares referred to above pursuant to this prospectus supplement and the accompanying core prospectus.  The Warrant Shares will be sold at the negotiated exercise price per Warrant Share equal to $0.48 (the “Exercise Price”).

Concurrently with this offering, we are offering, by means of a separate prospectus supplement and accompanying core prospectus, (i) $2,750,000 aggregate principal amount of our 8% Convertible Debentures due 2010, convertible into 5,729,166 Ordinary Shares and (ii) warrants to purchase 2,291,666 Ordinary Shares, in each case to selected investors pursuant to a separate prospectus supplement and an accompanying core prospectus.  Each unit, composed of $1,000 principal amount of debentures and warrants to purchase 833.33 Ordinary Shares, will be sold at the negotiated price of $1,000 per unit.  This prospectus supplement and the accompanying core prospectus do not constitute an offer to sell or the solicitation of an offer to buy such units, which offer and solicitation shall occur only pursuant to such separate prospectus supplement and accompanying core prospectus.

Our ADSs are traded on the Nasdaq Capital Market, the principal trading market for our securities, under the symbol “AMRN.”  The closing price of our ADSs on December 4, 2007 was $0.36 per ADS.  We do not intend to apply for listing of the Units on any securities exchange or for inclusion thereof in any automated quotation system.

INVESTING IN THE UNITS AND THE WARRANT SHARES INVOLVES RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT.

	Per Unit/Share(1)	Total (1)
Offering price of Units	$0.33	$5,376,000
Offering price of Warrant Shares	$0.48	$3,909,814
Offering fees and commission and expenses (2)	$0.0219	$535,585
Proceeds, after fees and commissions, to us	$0.358	$8,750,227

(1)
Assumes that all 8,145,446 Warrant Shares issuable upon exercise of the Warrants offered by this prospectus supplement are issued and sold in this offering.  There is no requirement that any minimum number of Warrant Shares or dollar amount of Warrant Shares be issued and sold in this offering and there can be no assurance that we will issue and sell all or any of the Warrant Shares being offered.

(2)
Reflects placement agent fees and finder’s fees totaling $196,300 and transfer agent fees, legal fees, accounting fees and other expenses totaling $339,285.  We have agreed to pay placement agent fees and finder’s fees as follows: Rodman & Renshaw, LLC, the exclusive placement agent in connection with this offering, will receive a fee of 5% for sales to Unit Investors not previously identified by us to them and a fee of 2.5% for sales to Unit Investors previously identified by us to them; J & E Davy will receive a finder’s fee of 5% for sales to Unit Investors identified by them to us; and ProSeed Capital Holdings CVA will receive a finder’s fee of 5% for sales to Unit Investors identified by them to us.  No other discounts, commissions, concessions or other compensation has been paid or will be paid to any underwriter, broker, dealer or agent in connection with the offering.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING CORE PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Units offered hereby are being issued directly to the Unit Investors on or about December 6, 2007.  The Warrant Shares offered hereby will be issued directly to the Unit Investors or their assigns on their date of issuance.

The date of this prospectus supplement is December 5, 2007.

-i-

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus is in two parts.  The first part is this prospectus supplement, which describes the material terms of this offering, the Units and the Warrant Shares and adds to and updates information contained in or incorporated by reference into the accompanying core prospectus.  The second part is the accompanying core prospectus, which gives more information about us and the securities we may offer from time to time under the registration statement of which this prospectus supplement and accompanying core prospectus are a part.  To the extent there is a conflict between the information contained, or referred to, in this prospectus supplement, on the one hand, and the information contained, or referred to, in the accompanying core prospectus or any document incorporated by reference herein or therein, on the other hand, the information in this prospectus supplement shall control.

We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying core prospectus.

This prospectus supplement and the accompanying core prospectus do not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction nor do this prospectus supplement and the accompanying core prospectus constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  You should not assume that the information contained in this prospectus supplement and the accompanying core prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any accompanying core prospectus are delivered securities are sold on a later date.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying core prospectus, including the documents we have referenced in the section entitled “Incorporation of Certain Information by Reference” in this prospectus supplement.

In this prospectus supplement and the accompanying core prospectus, “Amarin,” “Company,” “we,” “us” and “our” refer to Amarin Corporation plc and its consolidated subsidiaries.  References to “U.S. dollars,” “USD” or “$” are to the lawful currency of the United States and references to “pounds sterling,” “GBP£” or “£” are to the lawful currency of the United Kingdom.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying core prospectus include forward-looking statements.  These forward-looking statements relate, among other things, to our future capital needs, our ability to acquire or develop additional marketable products, acceptance of our products by prescribers and end-users, competitive factors, and our marketing and sales plans.  In addition, we may make forward-looking statements in future filings with the Securities and Exchange Commission (the “SEC”) and in written material, press releases and oral statements issued by or on behalf of us.  Forward-looking statements include statements regarding our intent, belief or current expectations or those of our management regarding various matters, including statements that include forward-looking terminology such as “may,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “continues,” or similar expressions.

Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control.  Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the factors described in the “Risk Factors” section of this prospectus supplement.  Some, but not all, of these factors are the timing of our future capital needs and our ability to raise additional capital when needed, our ability to obtain regulatory approval for our products, uncertainty of market acceptance of our products, our ability to compete with other pharmaceutical companies, our ability to develop or acquire new products, problems with important third-party manufacturers on whom we rely, our ability to attract and retain key personnel, and implementation and enforcement of government regulations.  This list of factors is not exclusive and other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

All forward-looking statements in this prospectus supplement and core prospectus are based on information available to us on the date hereof.  We may not be required to publicly update or revise any forward-looking statements that may be made by us or on our behalf, in this prospectus supplement and core prospectus or otherwise, whether as a result of new information, future events or other reasons.  Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and core prospectus might not transpire.

RECENT DEVELOPMENTS

Acquisition of Ester

On December 5, 2007, we entered into a Stock Purchase Agreement (the “Acquisition Agreement”) with the selling shareholders named therein and the other parties thereto pursuant to which we will purchase all of the outstanding ordinary shares of Ester Neurosciences Ltd. (“Ester”), a private pharmaceutical development company based in Israel (the “Ester Acquisition”).  The acquisition is expected to close on December 6, 2007.  Ester’s core assets include (i) a platform messenger RNA (mRNA) silencing technology which targets the cholinergic pathway; (ii) EN101, a Phase II compound with promising efficacy data for the treatment of myasthenia gravis (“MG”) utilising this technology; and (iii) a preclinical program in neurodegenerative and inflammatory diseases.  Pursuant to the Acquisition Agreement, we will acquire 100% of the issued share capital of Ester for initial consideration of $15 million, of which $5 million is payable in cash and $10 million in Ordinary Shares, i.e., approximately 25 million Ordinary Shares.  Following the acquisition but before giving effect to this offering or the Concurrent Offering (as defined under “— Concurrent Offering” below), former Ester shareholders will own approximately 20% of our outstanding Ordinary Shares.  Additional contingent payments, valued at $17 million, are payable to former Ester shareholders on the successful completion of certain development-based milestones. This additional contingent consideration represents:

•
two milestone payments totalling $11 million, are payable, at our option, in cash or in Ordinary Shares valued at $0.38 per share, the 10-day volume weighted average closing price of our ADSs on the Nasdaq Capital Market on December 4, 2007 (subject to an adjustment reducing the number of shares payable to former Ester shareholders if our ADS closing price on such milestone date is higher than $0.76 per share):

o	$5 million is payable no earlier than April 5, 2008 on the achievement of certain efficacy data on completion of the ongoing Phase IIa study; and

o	$6 million is due on successful completion of the Phase II program supporting progression to Phase III in the United States; and

•	one cash milestone payment of $6 million is payable on successful completion of the Phase III program in the United States.

In addition, pursuant to the Acquisition Agreement we have assumed a single digit royalty obligation on net product sales of EN101.

Reverse Stock Split

As described in our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on December 5, 2007, we announced on December 5, 2007 that we intend to send notice of an extraordinary general meeting (“EGM”) to our shareholders at which we will seek approval for a 1 for 10 reverse stock split of our Ordinary Shares; if approval of the Ordinary Share stock split is received, our ADSs will also be reverse split on a 1 for 10 basis.  It is estimated that the EGM will take place in January 2008.  To maintain the listing of our ADSs on the Nasdaq Capital Market, we must maintain a minimum bid share price of the ADSs of $1.00 per share.  In effecting the 1 for 10 reverse stock split, we expect the bid price of our ADSs to greatly exceed the minimum bid price requirement of $1 and thus regain and sustain compliance with the Nasdaq Capital Market’s listing requirements.  We have received a delisting notice from Nasdaq (see “Risk Factors — We have received a notice from Nasdaq that our ADSs will be delisted from the Nasdaq Capital Market”) and will make an appeal to a hearing panel on the basis of the our definitive plan to regain and sustain compliance, including the planned reverse stock split.

Concurrent Offering

Concurrently with this offering, we are offering, by means of a separate prospectus supplement and accompanying core prospectus, (i) $2,750,000 aggregate principal amount of our 8% Convertible Debentures due 2010, convertible into 5,729,166 Ordinary Shares, and (ii) warrants to purchase 2,291,666 Ordinary Shares, in each case to selected investors pursuant to a separate prospectus supplement and an accompanying core prospectus (the “Concurrent Offering”).  Each unit, composed of $1,000 principal amount of debentures and warrants to purchase 833.33 Ordinary Shares, will be sold at the negotiated price of $1,000 per unit.

The debentures will be convertible into our ADSs on or after April 6, 2008 at a conversion price of $0.48 per Ordinary Share, which represents a 30% premium to the five-day volume weighted average price of our ADSs on December 3, 2007 of $0.366 per ADS.  The debentures bear an annual interest rate of 8%, payable quarterly in arrears.  The purchasers of the debentures will also receive five-year warrants to purchase that number of ADSs equal to 40% of the ADSs into which the debentures are initially convertible, with an exercise price of $0.48 per Ordinary Share.

The debentures will be required to be repaid from the proceeds of, and the initial holders of the convertible notes will have the right to participate in, future financings of the Company, with certain exceptions.

The proceeds from the Concurrent Offering will be to replenish cash on hand used for the Ester acquisition and for general corporate purposes, which may include making of milestone payments pursuant to the Acquisition Agreement, research and development costs and funding future acquisitions.  This prospectus supplement and the accompanying core prospectus do not constitute an offer to sell or the solicitation of an offer to buy such units, which offer and solicitation shall occur only pursuant to such separate prospectus supplement and accompanying core prospectus.

THE OFFERING

Shares Offered	16,290,900 Ordinary Shares, each Ordinary Share represented by one ADS.
Warrants Offered	Warrants to purchase 8,145,446 Ordinary Shares, each Ordinary Share represented by one ADS.
Warrant Shares	8,145,446 Ordinary Shares, each Ordinary Share represented by one ADS.
Ordinary Shares to be outstanding after issuance of the Shares and the Warrant Shares issuable upon exercise of the Warrants offered in this offering and Ordinary Shares issuable upon exercise of the warrants offered in the Concurrent Offering (excludes Ordinary Shares issuable upon conversion of debentures offered in the Concurrent Offering)

124,494,482 Ordinary Shares.
Warrant Exercise Price	$0.48 per Ordinary Share, subject to adjustment pursuant to the terms of the Warrants.
Expiration	December 5, 2012.
Mandatory Exercise
If, at any time after December 5, 2009, the volume weighted average price of the ADSs for any 20 consecutive trading day period is equal to or greater than $0.915, and through and including the date the Warrants are cancelled pursuant to this right the ADSs do not trade below the Exercise Price of the Warrants, then we at any time thereafter shall have the right, but not the obligation, within 10 trading days of the end of such 20-day period, to cancel all, but not less than all, of the unexercised Warrants.

Trading
The Units will be new securities for which no active trading market currently exists.  The Units will not be listed on any securities exchange or included in any automated quotation system.  See “Risk Factors — The Units are each a new issue of securities, and there is no existing market for the Units.”

Trading Symbol for Our ADSs	Our ADSs are traded on the Nasdaq Capital Market, the principal trading market for our securities, under the symbol “AMRN”.
Governing Law	The Units and the Warrant Shares will be governed by the laws of England and Wales.
Use of Proceeds
This offering is being made in connection with our acquisition of Ester.  See “Recent Developments — Acquisition of Ester” and “Use of Proceeds.”  We expect that the net proceeds from the sale of the Units and all Warrant Shares that may be offered hereby will be approximately $8.75 million, after fees, commissions and expenses; such amount represents approximately $4.9 million in net proceeds that we expect to receive from sale of the Units and approximately $3.8 million in net proceeds that we would receive from the sale of the Warrant Shares assuming that all Warrant Shares issuable upon exercise of the Warrants are issued and sold.

Risk Factors
You should carefully consider the information set forth under the heading “Risk Factors” in this prospectus supplement, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying core prospectus, before making a decision to invest in the Units or the Warrant Shares.

RISK FACTORS

Investing in the Units and the Warrant Shares involves risks, including risks relating to our ADSs and Ordinary Shares.  You should carefully consider the risks described below as well as those set forth in our Report of Foreign Issuer on Form 6-K furnished to the SEC on May 9, 2007, which is incorporated herein by reference.  The risks and uncertainties described in this section are not the only ones that we face.  Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.  If any of the risks and uncertainties develop into actual events, our business, financial condition and results of operations could be materially and adversely affected.  In such an instance, the trading price of the Units or the Warrant Shares could decline, and you might lose all or part of your investment.

Risks Related to the Company

In addition to those risks set forth in our Report of Foreign Issuer on Form 6-K furnished to the SEC on May 9, 2007, which is incorporated herein by reference, our company is subject to the risks set forth below.

We have received a notice from Nasdaq that our ADSs will be delisted from the Nasdaq Capital Market.

On June 6, 2007, we received a notice from Nasdaq that we had failed to meet the $1 minimum bid price requirement for a period of 30 consecutive business days required by Nasdaq Rule 4320.  The notice stated that if we did not regain compliance by December 3, 2007, then the staff of Nasdaq would determine whether we meet the Nasdaq Capital Market initial listing criteria in Marketplace Rule 4320(e), except for the minimum bid price requirement.  We received a notice on December 4, 2007 from the Nasdaq Stock Market indicating that we are not in compliance with the $1.00 minimum bid requirement for continued listing and, as a result, our ADSs are subject to delisting, unless we request a hearing by December 11, 2007 in accordance with the Nasdaq Marketplace Rules. We intend to request an appeal hearing prior to December 11, 2007 with the Nasdaq Listing Qualification Panel to review the delisting determination. There can be no assurance that the Panel will grant our request for continued listing. If the Panel denies the request, our ADSs will be delisted. The hearing date will be determined by Nasdaq and should occur within 45 calendar days from the request for hearing. Our hearing request will ‘stay’ the delisting of our ADSs pending the Panel’s decision. At the hearing, we will be required to provide a plan to regain compliance with the minimum bid price requirement, which will include our plan to seek shareholder approval for the reverse stock split in order to exceed the minimum bid price requirement.

Our indebtedness after the completion of the offering could adversely affect our financial condition and our ability to respond to changes in our business.

We will have debt service obligations following the completion of this offering.  These debt obligations could have significant negative consequences, including, but not limited to:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other business purposes;

•	limiting our flexibility to plan for, or react to, changes in our business and the industry in which we compete;

•	placing us at a possible disadvantage to competitors with fewer debt obligations and competitors that have better access to capital resources; and

•
requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital expenditures, research and development efforts and other general corporate purposes.

We may incur additional indebtedness.

The indenture governing the Debentures will not prohibit us from incurring substantial additional indebtedness in the future.  Any such additional indebtedness that is permitted to be secured would be effectively senior to the Debentures to the extent of the assets securing such indebtedness.  The Debentures will limit the ability of our subsidiaries to incur indebtedness.  See “Description of Debentures — Additional Covenant — Limitation on Incurrence of Subsidiary Indebtedness.”  However, because they will not be guaranteed by our subsidiaries (or any other third party), the Debentures will be structurally subordinated to the indebtedness and other liabilities that our subsidiaries are permitted to incur.  In addition, the indenture will not contain any restrictive covenants limiting our ability to pay dividends, make any payments on junior or other indebtedness or otherwise limit our financial condition.

We may have to issue additional equity, leading to shareholder dilution.

We are committed to issue equity to the former shareholders of Amarin Neuroscience upon the successful achievement of specified milestones for the Miraxion development program (subject to such shareholders’ right to choose cash payment in lieu of equity).  Pursuant to the Amarin Neuroscience share purchase agreement, further success-related milestones will be payable as follows:

Upon receipt of marketing approval in the United States and Europe for the first indication of any product containing Amarin Neuroscience intellectual property, we must make an aggregate stock or cash payment (at the sole option of each of the sellers) of GBP£7.5 million for each of the two potential market approvals (i.e., GBP£15.0 million maximum).  In addition, upon receipt of a marketing approval in the United States and Europe for any other product using Amarin Neuroscience intellectual property or for a different indication of a previously approved product, we must make an aggregate stock or cash payment (at the sole option of each of the sellers) of GBP£5.0 million for each of the two potential market approvals (i.e., GBP£10.0 million maximum).  The exchange rate as of December 4, 2007 was approximately $2.06 per GBP£.

We are also committed to issue equity to the former shareholders of Ester Neuroscience Limited upon the successful achievement of specified milestones for the myasthenia gravis development program (subject to our right to choose cash payment in lieu of equity).  See “Unaudited Pro Forma Financial Information.”

At November 30, 2007, before giving effect to the offering or the Concurrent Offering, we had 10,391,123 warrants outstanding with a weighted average exercise price of $1.52 per share.  As at November 30, 2007, we also had outstanding employee options to purchase 11,638,184 Ordinary Shares at an average price of $1.64 per share.

Additionally, in pursuing our growth strategy we will either need to issue new equity as consideration for the acquisition of products, or to otherwise raise additional capital, in which case equity, convertible equity or debt instruments may be issued.  The creation of new shares may lead to dilution of the value of the shares held by our current shareholder base.

We have granted the initial purchasers of the debentures in the Concurrent Offering the right to participate in certain of our future financings, which may restrict our ability to raise capital.

So long as the initial purchaser of a debenture in the Concurrent Offering is the registered holder of the debenture, such initial purchaser shall have a right, subject to certain exceptions, to participate in future equity or debt financings by us for cash on terms equal to those of other investors in such future financings.  This right is not transferable upon the sale of the debentures by the initial purchasers thereof.  This financing participation right may restrict our ability to raise capital through equity financing in the future as it may, among other things, make potential investors less likely to enter into negotiations with us.

If we cannot find additional capital resources, we will have difficulty in operating as a going concern and growing our business.

At September 30, 2007, we had a cash balance of $20.7 million and based upon current business activities, we forecast having sufficient cash to fund the group’s operating activities into September 2008.  We intend to arrange to obtain additional funding through earning license fees from our partnering activities and/or completing further financings.  There can be no assurance, however, that our efforts to obtain additional funding will be successful.  If these efforts are unsuccessful, there is substantial uncertainty as to whether we will be able to fund our operations on an ongoing basis.  We may also require further funds in the future to implement our long-term growth strategy of acquiring additional development stage and/or marketable products, recruiting clinical, regulatory and sales and marketing personnel, and growing our business.  Our ability to execute our business strategy and sustain our infrastructure at our current level will be impacted by whether or not we have sufficient funds. Depending on market conditions and our ability to maintain financial stability, we may not have access to additional funds on reasonable terms or at all.  Any inability to obtain additional funds when needed would have a material adverse effect on our business and on our ability to operate on an ongoing basis.

Risks Related to this Offering

The price of our ADSs and Ordinary Shares may be volatile.

The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies.  In addition, the market prices of the securities of many pharmaceutical and medical technology companies have been especially volatile in the past, and this trend is expected to continue in the future.  Our ADSs may also be subject to volatility as a result of their limited trading market.  We currently have 91,701,869 ADSs representing Ordinary Shares outstanding and 6,064,601 Ordinary Shares outstanding (which are not held in the form of ADSs).  There is a risk that there may not be sufficient liquidity in the market to accommodate significant increases in selling activity or the sale of a large block of our securities. Our ADSs have historically had limited trading volume, which may also result in volatility.  During the twelve-month period ending November 30, 2007, the average daily trading volume for our ADSs was 1,123,489 ADSs.

If our public float and the level of trading remain at limited levels over the long term, this could result in volatility and increase the risk that the market price of our ADSs and Ordinary Shares may be affected by factors such as:

•	the announcement of new products or technologies;

•	innovation by us or our future competitors;

•	developments or disputes concerning any future patent or proprietary rights;

•	actual or potential medical results relating to our products or our competitors’ products;

•	interim failures or setbacks in product development;

•	regulatory developments in the United States, the European Union or other countries;

•	currency exchange rate fluctuations; and

•	period-to-period variations in our results of operations.

The trading prices for the Units will be directly affected by the trading prices for our ADSs and/or Ordinary Shares.  Volatility in the market price of our ADSs and/or Ordinary Shares could result in a lower trading price than your Exercise Price and could adversely impact the trading price of the Units.

Any decrease in the market price of our Ordinary Shares would likely adversely impact the trading price of the Units.  See “— The price of our ADSs and Ordinary Shares may be volatile” above.

The price of our Ordinary Shares could be affected by possible sales of our ADSs and/or Ordinary Shares by investors who view the Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our ADSs and/or Ordinary Shares.  The hedging or arbitrage could, in turn, affect the trading prices of the Units.

In addition in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

The Units are each a new issue of securities, and there is no existing market for the Units.

We do not intend to apply for listing of the Units on any securities exchange or for quotation of the Units on any automated dealer quotation system.  A market may not develop for the Units, and, if a market does develop, it may not be sufficiently liquid for your purposes.  If an active, liquid market does not develop for the Units, the market price and liquidity of the Units may be adversely affected.  If any of the Units are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the Units will depend on many factors, including, among other things, the market price of our ADSs and/or Ordinary Shares, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.  Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices.  The market for the Units may be subject to disruptions that could have a negative effect on the holders of the Units, regardless of our operating results, financial performance or prospects.

The issuances of ADSs upon the conversion or exercise of our securities will dilute the ownership interest of existing stockholders, including stockholders who had previously exercised their Warrants.

The issuances of ADSs in connection with the conversion of the debentures issued in the Concurrent Offering and exercise of the Warrants and the warrants issued in the Concurrent Offering will dilute the ownership interest of existing stockholders, including holders who had previously exercised their Warrants.  Any sales in the public market of the ADSs issuable upon such conversion or exercise could adversely affect prevailing market prices of our ADSs.

Future sales of our ADSs and/or Ordinary Shares in the public market could lower the market price for our ADSs and/or Ordinary Shares and adversely impact the trading price of the Units.

In the future, we may sell additional ADSs and/or Ordinary Shares to raise capital or pursuant to contractual obligations.  See “— We may have to issue additional equity, leading to shareholder dilution.”  We cannot predict the size of future issuances or sales of our ADSs and/or Ordinary Shares to raise capital or the effect, if any, that they may have on the market price for our ADSs and/or Ordinary Shares.  The issuances and sales of substantial amounts of ADSs and/or Ordinary Shares, or the perception that such issuances and sales may occur, could adversely affect the trading price of the Units and the market price of our ADSs and/or Ordinary Shares.

The Exercise Price of the Warrants may not be adjusted for all dilutive events.

The Exercise Price of the Warrants is subject to adjustment for certain events, including stock splits, reverse stock splits, stock dividends, subdivisions, split-ups, combinations of shares or other transactions having similar effect, but will not be adjusted for other events that may adversely affect the trading price of the Warrants.  See “Description of Warrants — Adjustment of Exercise Price.”  Therefore, there can be no assurance that an event that adversely affects the value of the Warrants, but does not result in an adjustment to the Exercise Price, will not occur.

You may have to pay taxes if we adjust the Exercise Price of the Warrants in certain circumstances, even though you would not receive any cash.

We will adjust the Exercise Price of the Warrants for stock splits and combinations, stock dividends, certain cash dividends and certain other events that affect our capital structure. See “Description of the Warrants — Adjustments of Exercise Price.  Upon certain adjustments to (or certain failures to make adjustments to) the Exercise Price of the Warrants, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for United States federal income tax purposes, even though you did not receive any cash in connection with the adjustment to (or failure to adjust) the Exercise Price of the Warrants and even though you might not exercise your Warrants.  Please consult your own tax advisors and read “Certain U.S. Federal Income Tax Considerations.”

U.S. Holders of our Ordinary Shares or ADSs could be subject to material adverse tax consequences if we are considered a PFIC for U.S. federal income tax purposes.

There is a risk that we will be classified as a passive foreign investment company, or “PFIC”, for U.S. federal income tax purposes.  Our status as a PFIC could result in a reduction in the after-tax return to U.S. Holders of our Ordinary Shares or ADSs and may cause a reduction in the value of such shares.  We will be classified as a PFIC for any taxable year in which (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average value of all our assets produce or are held for the production of passive income.  For this purpose, passive income includes interest, gains from the sale of stock, and royalties that are not derived in the active conduct of a trade or business.  Because we receive interest and may recognize gains from the sale of appreciated stock, there is a risk that we will be considered a PFIC under the income test described above.  In addition, because of our cash position, there is a risk that we will be considered a PFIC under the asset test described above. While we believe that the PFIC rules were not intended to apply to companies such as our that focus on research, development and commercialization of drugs, no assurance can be given that the U.S. Internal Revenue Service or a U.S. court would determine that, based on the composition of our income and assets, we are not a PFIC currently or in the future.  If we were classified as a PFIC, U.S. Holders of our Ordinary Shares or ADSs could be subject to greater U.S. income tax liability than might otherwise apply, imposition of U.S. income tax in advance of when tax would otherwise apply, and detailed tax filing requirements that would not otherwise apply.  The PFIC rules are complex and you are urged to consult your own tax advisors regarding the possible application of the PFIC rules to you in your particular circumstances.

USE OF PROCEEDS

This offering is being made in connection with our acquisition of Ester.  See “Recent Developments.”  We will fund the initial $5 million cash portion of the sales price with cash on hand.  We expect that the net proceeds from the sale of the Units and all Warrant Shares that may be offered hereby will be approximately $8.75 million, after offering fees, commissions and expenses; such amount represents approximately $4.9 million in net proceeds that we expect to receive from sale of the Units and approximately $3.8 million in net proceeds that we would receive from the sale of the Warrant Shares assuming that all Warrant Shares issuable upon exercise of the Warrants are issued and sold.  We intend to use these net proceeds from this offering and the Concurrent Offering to replenish cash on hand and for general corporate purposes, which may include making milestone payments pursuant to the Acquisition Agreement, research and development costs and funding future acquisitions.  We intend to use the net proceeds from the sales, if any, of the Warrant Shares and the shares issuable upon exercise of warrants issued in the Concurrent Offering for general corporate purposes, which may include making milestone payments pursuant to the Acquisition Agreement, research and development costs and funding future acquisitions.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth, on an International Financial Reporting Standards (“IFRS”) basis, our capitalization and indebtedness, as of September 30, 2007:

•	on an actual basis;

•	pro forma for the acquisition of Ester as if it had occurred on September 30, 2007; and

•
on an as-adjusted basis to give effect to the sale of (i) 16,290,900 Ordinary Shares offered hereby and 8,145,446 Warrant Shares issuable upon exercise of the Warrants offered in this offering assuming all such Warrant Shares are issued and sold pursuant to this offering and (ii) Warrants to purchase 2,291,666 Ordinary Shares assuming all such Ordinary Shares are issued and sold pursuant to the Concurrent Offering.

The capitalization table as adjusted includes the issuance of the debentures in the Concurrent Offering net of the discount associated with the fair value of the Warrants issued in the Concurrent Offering.  Except as otherwise indicated or the context otherwise requires, the information above and elsewhere in this prospectus supplement regarding our outstanding Ordinary Shares is based on 97,766,470 shares outstanding as of September 30, 2007.

This table should be read in conjunction with our consolidated financial statements for the three years ended December 31, 2006 set forth in our Annual Report on Form 20-F for the fiscal year ended December 31, 2006, our Statutory Annual Report for the year ended December 31, 2006, included in our Report of Foreign Issuer on Form 6-K furnished to the SEC on May 9, 2007, our selected financial data for the three month period ended March 31, 2007 included in our Report of Foreign Issuer on Form 6-K furnished to the SEC on May 10, 2007, our selected financial data for the six month period ended June 30, 2007, included in our Report of Foreign Issuer on Form 6-K furnished to the SEC on August 1, 2007, our 2007 interim financial statements for the period ended June 30, 2007, included in our Report of Foreign Issuer on Form 6-K furnished to the SEC on August 14, 2007 and our selected financial data for the nine month period ended September 30, 2007, included in our Report of Foreign Issuer on Form 6-K furnished to the SEC on November 20, 2007.

As at September 30, 2007, we held $20.735 million of cash balances.

	Actual	Pro forma for Ester Acquisition(1)	As Adjusted
	$’000
Long -term debt issued in Concurrent Offering (net of discount associated with warrants issued in Concurrent Offering of $992)	—	—	1,759

Shareholders’ equity:
Called up share capital	8,691	11,246	14,012
Treasury shares	(217)	(217)	(217)
Capital redemption reserve	27,633	27,633	27,633
Foreign currency translation reserve	(2,087)	(2,087)	(2,087)
Fair value investment reserve	4	4	4
Share premium account	146,241	163,301	170,168
Profit and loss account — (deficit)	(164,103)	(173,577)	(173,577)
Total shareholders’ equity	16,162	26,303	35,936
Total capitalization	16,162	26,303	37,694
________________

(1)
Pro forma information for Ester Acquisition includes Amarin actual information as at September 30, 2007 and Ester actual information at June 30, 2007 because no historical financial statements are available for Ester at September 30, 2007.  We believe that there is no material difference between Ester actual information presented in this table at June 30, 2007 and September 30, 2007.

DILUTION

Under IFRS, the net tangible book value of our Ordinary Shares on September 30, 2007 was $5.8 million, or approximately $0.05 per Ordinary Share, based on 122,384,884 Ordinary Shares outstanding.  Net tangible book value per Ordinary Share represents the amount of our total tangible assets excluding intangible assets, less our total liabilities, divided by the total number of our Ordinary Shares outstanding.  Dilution in net tangible book value per Ordinary Share to new investors represents the difference between the amount per Ordinary Share paid by investors in this offering and the net tangible book value per Ordinary Share immediately afterwards.  Without taking into account any other changes in net tangible book value after September 30, 2007, other than to give effect to our receipt of the estimated net proceeds from the sale of (i) the Units and the Warrant Shares issuable upon the exercise of the Warrants offered in this offering and (ii) the units and the Ordinary Shares issuable upon the exercise of the warrants offered in the Concurrent Offering, in the case of each of the Warrant Shares and the Ordinary Shares issuable upon the exercise of the warrants offered in the Concurrent Offering, our net tangible book value as of September 30, 2007 after giving effect to the proceeds described above would have been approximately $15.4 million, or $0.10 per Ordinary Share.  This represents an immediate increase in net tangible book value of $0.05 per Ordinary Share to existing stockholders and an immediate dilution in net tangible book value of $0.23 per Ordinary Share to the Unit Investors.

The following table illustrates this per Ordinary Share dilution:

Offering price per Ordinary Share		$0.33
Net tangible book value per Ordinary Share as of September 30, 2007	$0.05
Increase per Ordinary Share attributable to new investors	$0.05
As adjusted net tangible book value per Ordinary Share after issuance of the Warrant Shares issuable upon exercise of the Warrants		$0.10
Dilution in net tangible book value per Ordinary Share to the Unit Investors		$0.23

PRICE HISTORY

The following table sets forth the range of high and low closing sale prices for our ADSs for the periods indicated, as reported by the Nasdaq Capital Market.  These prices do not include retail markups, markdowns or commissions but give effect to a change in the number of Ordinary Shares represented by each ADS, implemented in both October 1998 and July 2002.  Historical data in the table has been restated to take into account these changes.

	USD High	USD Low
Fiscal Year Ended
December 31, 2002	21.00	2.76
December 31, 2003	4.81	1.39
December 31, 2004	3.99	0.53
December 31, 2005	3.40	1.06
December 31, 2006	3.92	1.21
Fiscal Year Ended December 31, 2005
First Quarter	3.40	2.14
Second Quarter	2.36	1.06
Third Quarter	1.67	1.32
Fourth Quarter	1.45	1.07
Fiscal Year Ended December 31, 2006
First Quarter	3.74	1.27
Second Quarter	3.10	1.93
Third Quarter	2.96	2.23
Fourth Quarter	2.67	1.96
Fiscal Year Ending December 31, 2007
First Quarter	2.62	1.74
Second Quarter	3.78	0.55
Third Quarter	0.59	0.36
June 2007	0.61	0.52
July 2007	0.59	0.47
August 2007	0.51	0.36
September 2007	0.57	0.45
October 2007	0.45	0.36
November 2007	0.43	0.30

On December 4, 2007, the closing price of our ADSs as reported on the Nasdaq Capital Market was $0.36 per ADS.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Introductory Note

The following pro forma accounts should be read in conjunction with our consolidated financial statements for the three years ended December 31, 2006 set forth in our Annual Report on Form 20-F for the fiscal year ended December 31, 2006  filed with the SEC on March 5, 2007, our Statutory Annual Report for the year ended December 31, 2006 included in our Report of Foreign Issuer on Form 6-K furnished to the SEC on May 9, 2007, our selected financial data for the three month period ended March 31, 2007 included in our Report of Foreign Issuer on Form 6-K furnished to the SEC on May 10, 2007, our selected financial data for the six month period ended June 30, 2007 included in our Report of Foreign Issuer on Form 6-K furnished to the SEC on August 1, 2007, and our selected financial data for the nine month period ended September 30, 2007 included in our Report of Foreign Issuer on Form 6-K furnished to the SEC on November 20, 2007, in each case incorporated herein by reference.

On December 4, 2007, we entered into the Acquisition Agreement in connection with the acquisition of Ester.  See “Recent Developments — Acquisition of Ester.”

The purchase price for the acquisition of Ester comprises both upfront and contingent consideration in the form of both cash and stock payments.  Stock payments will be in the form of ADSs with each ADS representing one Ordinary Shares of £0.05 each in the capital of Amarin and certain success based milestone payments described below.

Pursuant to the Acquisition Agreement, we have agreed to pay to the sellers consideration as follows:

•	$15 million on closing comprising $5 million in cash and $10 million in Amarin shares (i.e., 25 million Ordinary Shares).

•
$5 million, payable, at Amarin’s option, (i) in Amarin shares at the volume weighted average closing price for the 10-day trading period ending the day before the Acquisition Agreement is signed (“First Share Amount”), subject to the adjustment described below or (ii) in cash, upon achievement of Milestone Ia – Monarsen Phase II in MG study meeting its study objectives, with no less than 18 patients: Efficacy – having a QMG score of one or more of the three doses being superior to Mestinon as compared to the baseline by at least 10%; Safety – no major adverse drug related side effects.  If the weighted average closing price for the 10-day trading period commencing immediately after the date of announcement of the achievement of Milestone Ia (“Milestone Ia Price”) exceeds twice the Closing Price by any amount (“First Excess”), the First Share Amount will be reduced by a percentage calculated by dividing 2/3rds of the First Excess by the Milestone Ia Price provided that if the Milestone Ia Price exceeds $5 per Amarin Share, such excess shall be disregarded and the Milestone Ia Price shall be deemed to be $5 per Amarin Share.  If the Milestone Ia Price is less than the Closing Price no adjustment will be made to the First Share Amount.

•
$6 million, payable, at Amarin’s option, (i) in Amarin shares at the Closing Price (“Second Share Amount”), subject to the adjustment described below or (ii) in cash, upon achievement of Milestone Ib – successful completion of Monarsen Phase II MG study program with adequate efficacy and safety data that fully supports the commencement of a Phase III program in the U.S.  If the volume weighted average closing price for the 10-day trading period commencing immediately after the date of announcement of the achievement of Milestone Ib (“Milestone Ib Price”) exceeds twice the Closing Price by any amount (“Second Excess”), the Second Share Amount will be reduced by a percentage calculated by dividing 2/3rds of the Second Excess by the Milestone Ib Price provided that if the Milestone Ib Price exceeds $5 per Buyer Ordinary Share, such excess shall be disregarded and the Milestone Ib Price shall be deemed to be $5 per Amarin Share.  If the Milestone Ib Price is less than the Closing Price no adjustment will be made to the Second Share Amount.

•
$6 million in cash on the achievement of Milestone II – successful completion of the US Phase III clinical trial program (to include successful completion of long term studies) enabling NDA filing for Monarsen for MG in the US.  If Milestone Ia is successfully achieved, a time limit date is triggered for Milestone II being the date which falls two years following the achievement of Milestone Ib (“Time Limit Date”).  If on the Time Limit Date, Milestone II has not yet been achieved (other than by reason of failure to meet primary endpoints in any Phase III Clinical Study or a delay in completing the U.S. Phase III Clinical Study caused by certain Monarsen-related factors), Amarin will pay the Sellers $3 million in cash with the remaining $3 million being payable whenever Milestone II is achieved.  In addition, if the Milestone Ib Price is greater than or equal to $1, no Time Limit Date will apply.

The following unaudited pro forma combined condensed consolidated financial information gives effect to the acquisition by Amarin of all of the outstanding shares of Ester. The unaudited pro forma condensed combined balance sheet is based on the historical balance sheets of Amarin and Ester at June 30, 2007 and has been prepared to reflect the acquisition as if the acquisition of all of the outstanding shares of Ester had been consummated on June 30, 2007.  The unaudited pro forma condensed combined statements of operations combine the results of operations of Amarin and Ester for the year ended December 31, 2006 and the six months ended June 30, 2007, as if the acquisition had occurred on January 1, 2006.

The unaudited pro forma condensed combined financial information has been prepared from, and should be read in conjunction with, the respective historical consolidated IFRS financial statements of Amarin and Ester. Amarin’s historical consolidated financial statements for the year ended and as of December 31, 2006 can be found in Amarin’s Annual Report on Form 20-F filed with the SEC on March 5, 2007 and Amarin’s historical unaudited condensed consolidated financial statements for the six months ended and as of June 30, 2007 were included in the Report of Foreign Issuer on Form 6-K furnished to the SEC on Form 6-K on September 30, 2007.  Ester’s historical financial statements for the years ended and as of December 31, 2006, December 31, 2005 and the six months ended June 30, 2007 were included in the Report of Foreign Issuer on Form 6-K furnished to the SEC on December 5, 2007.

The historical profit and loss account and balance sheet of Ester has been prepared in accordance with IFRS.  For the purpose of presenting the unaudited pro forma condensed combined financial information, the profit and loss account and balance sheet relating to Ester have been adjusted to conform with U.S. GAAP as described in the notes to the unaudited pro forma condensed combined financial information.

The historical financial statements of Ester are presented in U.S. dollars.

Balance sheet information presented for both Amarin and Ester has been updated for material post balance sheet events.  These events are separate from the acquisition and are detailed in Table 1 to the unaudited pro forma combined condensed consolidated balance sheet as at June 30, 2007.

The preliminary pro forma acquisition adjustments described in the notes are based on available information and certain assumptions made by Amarin management and may be revised as additional information becomes available.  The unaudited pro forma condensed combined financial information is not intended to represent what Amarin’s financial position is or results of operations would have been if the acquisition had occurred on those dates or to project Amarin’s financial position or results of operations for any future period.  The unaudited pro forma condensed combined financial results may not be comparable to, or indicative of, future performance.

Preliminary Purchase Price

The unaudited pro forma condensed combined consolidated financial information reflects a preliminary purchase price of an upfront payment of $5 million in cash and $10 million in Ordinary Shares and a deferred Ordinary Share payment of $5 million (which is considered more probable than not) for 100% of the outstanding shares of Ester.  The estimated total purchase price for the acquisition of 100% of the outstanding shares of Ester is as follows (in thousands):

	$	’000

Fair value of Ordinary Shares to be issued		10,000
Fair value of cash payment		5,000
Fair value of Ordinary Shares to be issued under Milestone Ia		5,000
Estimated direct acquisition costs		700

Total estimated purchase price		20,700

The final purchase price is dependent on the actual number of shares of Ordinary Shares issued and actual direct acquisition costs, together with contingent consideration which may become payable, in the future, on the achievement of certain milestones (as outlined above).

UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT-FOR THE COMBINATION AT DECEMBER 31, 2006

	Amarin IFRS	Ester IFRS	Combined IFRS	Amarin adjustments between IFRS and U.S. GAAP					Combined U.S. GAAP
	$’000	$’000	$’000	$’000					$’000
	Note 1	Note 2	Note 3	Note 4	Note 5	Note 6	Note 7	Note 8	Note 9
Turnover	500	-	500	(389)	-	-	-	-	111
Cost of sales	-	-	-	-	-	-	-	-	-
Gross profit	500	-	500	(389)	-	-	-	-	111
Research & Development	(15,106)	(944)	(16,050)	-	7	-	34	-	(16,009)
Selling, general & administrative	(13,462)	(65)	(13,527)	-	97	674	70	(267)	(12,953)
Operating expenses	(28,568)	(1,009)	(29,577)	-	104	674	104	(267)	(28,962)
Operating loss	(28,068)	(1,009)	(29,077)	(389)	104	674	104	(267)	(28,851)
Finance income	3,344	10	3,354	-	-	-	-	-	3,354
Finance expense	(2,826)	-	(2,826)	-	-	-	-	-	(2,826)
Loss before tax	(27,550)	(999)	(28,549)	(389)	104	674	104	(267)	(28,323)
Tax	799	-	799	-					799
Loss for the period	(26,751)	(999)	(27,750)	(389)	104	674	104	(267)	(27,524)
Earnings per share - basic	(0.32)	(0.04)	(0.26)						(0.26)
Earnings per share – diluted	(0.32)	(0.04)	(0.26)						(0.26)
Weighted number of shares	82,337,052	24,618,414	106,955,466						106,955,466

Loss per share has been calculated as the loss for the year divided by the number of shares in issue. The number of shares on combination represents Ordinary Shares at December 31, 2006 of 82,337,052 and 24,618,414 shares to be issued to Ester’s shareholders as part of the initial consideration for the transaction.

Notes to pro forma income statement for the year ended December 31, 2006

1.           This column represents the income statement from Amarin’s IFRS financial statements for the year ended December 31, 2006.

2.           This column represents the income statement extracted from Ester’s IFRS financial statements for the year ended December 31, 2006.

3.           This column shows the result of combining the effects of notes 1 and 2 above and forms the pro forma combined income statement for the acquisition of Ester by Amarin under IFRS.  Amarin’s adjustments between IFRS and U.S. GAAP are detailed in notes 4 to 8 below:

4.           Amarin received $500,000 in each of the years 2005 and 2006 on the licensing of certain rights to its LAX-202 candidate.  Under IFRS, this license fee was recognized as income in 2005 and 2006.  Under U.S. GAAP, under SAB 104, this fee is being deferred and amortized over LAX-202’s development period, which is estimated to be 5 years from January 1, 2006, upon the receipt of cash.

5.           Under IFRS, Amarin booked a charge of $104,000 relating to national insurance on stock options which would be payable on stock option gains at the time of exercise.  Under IFRS national insurance contributions are accrued over the vesting period of the underlying option.  Under U.S. GAAP payroll taxes on stock options are accrued when the liability is incurred.

6.           Under IFRS, Amarin capitalized an intangible asset of $9,636,000 and amortized annually.  Under U.S. GAAP, in-process R&D was written off on acquisition. $674,000 represents the 2006 amortization charge.

7.           IFRS requires that the fair value of share based payments is expensed to the income statement over the period the related services are received, together with an increase in equity.  Under U.S. GAAP, the Company adopted SFAS No. 123R, “Share-Based Payment”, using the modified-prospective transition method, effective January 1, 2006 and therefore began to expense the fair value of all outstanding options over their remaining vesting periods to the extent the options were not fully vested as of the adoption date and began to expense the fair value of all options granted subsequent to December 31, 2005 over their requisite service periods.  Since the adoption of SFAS No. 123R, the Binomial Lattice model has been applied to calculate the fair value of options.  We recognize compensation expense for the fair value of those awards which have graded vesting on an accelerated recognition basis. For options granted prior to January 1, 2006, the Black Scholes model was applied to calculate the fair value of options and expensed on a straight-line basis.

8.           Under IFRS, Amarin booked restructuring and property costs in 2005, part of these costs ($267,000) were not booked until 2006 under U.S. GAAP.

9.           This column represents the unaudited pro forma combined condensed consolidated income statement for Amarin’s acquisition of Ester under U.S. GAAP and reflects those items disclosed in notes 1 to 8.  The write-off, in accordance with U.S. GAAP, of the intangible that was created by the acquisition, is shown in note 11, table 3 below.  This write-off is not recorded as an adjustment in the income statement as it is a non-recurring charge attributable to the acquisition of Ester that will be included in the income statement of Amarin within 12 months following the acquisition.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED INCOME STATEMENT – FOR THE COMBINATION FOR THE 6 MONTHS ENDED JUNE 30, 2007

	Amarin IFRS	Ester IFRS	Combined IFRS	Amarin adjustments between IFRS and U.S. GAAP				Combined U.S. GAAP
	$’000	$’000	$’000	$’000				$’000
	Note 1	Note 2	Note 3	Note 4	Note 5	Note 6	Note 7	Note 8
Turnover	-	-	-	-	-	-	111	111
Cost of sales	-	-	-	-	-	-	-	-
Gross Profit	-	-	-	-	-	-	111	111
Research & Development	(7,373)	(393)	(7,766)	-	(8)	-	-	(7,774)
Selling, General & Administrative	(18,737)	(42)	(18,779)	8,953	(111)	(122)	-	(10,059)
Operating expenses	(26,110)	(435)	(26,545)	8,953	(119)	(122)	-	(17,833)
Operating loss	(26,110)	(435)	(26,545)	8,953	(119)	(122)	111	(17,722)
Finance income	1,200	7	1,207	-	-	-	-	1,207
Finance expense	-	-	-	-	-	-	-	-
Loss before tax	(24,910)	(428)	(25,338)	8,953	(119)	(122)	111	(16,515)
Tax	486	-	486	-	-	-	-	486
Loss for the period	(24,424)	(428)	(24,852)	8,953	(119)	(122)	111	(16,029)
Earnings per share - basic	(0.27)	(0.02)	(0.22)					(0.14)
Earnings per share - diluted	(0.27)	(0.02)	(0.22)					(0.14)
Number of shares	90,684,230	24,618,414	115,302,644					115,302,644

Loss per share has been calculated as the loss for the six month period divided by the number of shares in issue. No dilution arose due to option grant prices being below market price.  The number of shares on combination represents Amarin’s number of shares at June 30, 2007 of 90,684,230 and 24,618,414 being the number of shares issued to Ester as part of the initial consideration for the transaction.

Notes to pro forma income statement for the period ended June 30, 2007

1.           This column represents the income statement as extracted from Amarin’s IFRS financial statements for the period ended June 30, 2007.

2.           This column represents the income statement extracted from Ester’s IFRS financial statements for the period ended June 30, 2007.

3.           This column shows the result of combining the effects of notes 1and 2 above and forms the pro forma combined income statement for the acquisition of Ester by Amarin under IFRS.  Amarin’s adjustments between IFRS and U.S. GAAP are detailed in notes 4 to 7 below:

4.           Under IFRS externally purchased rights associated with pharmaceutical products which are in clinical trials phase of development can be capitalized and amortized where there is a sufficient likelihood of future economic benefit.  Under U.S. GAAP specific guidance relating to pharmaceutical products in the development phase requires such amounts to be expensed unless they have attained regulatory milestones.  Under IFRS Amarin had capitalized $8,953,000 at December 31, 2006 relating to Miraxion.  This would have been expensed under U.S. GAAP. During the second quarter of 2007, Amarin impaired the Miraxion intangible in full.

5.           Under IFRS, Amarin recorded a provision of $nil relating to national insurance amounts due on stock options which would be payable on stock option gains at the time of exercise.  Under IFRS national insurance contributions are accrued over the vesting period of the underlying option. Under U.S. GAAP payroll taxes on stock options are accrued when the liability is incurred.

6.           IFRS requires that the fair value of share based payments is expensed to the income statement over the period the related services are received, together with an increase in equity.  Under U.S. GAAP, the Company adopted SFAS No. 123R, “Share-Based Payment”, using the modified-prospective transition method, effective January 1, 2006 and therefore began to expense the fair value of all outstanding options over their remaining vesting periods to the extent the options were not fully vested as of the adoption date and began to expense the fair value of all options granted subsequent to December 31, 2005 over their requisite service periods.  Since the adoption of SFAS No. 123R, the Binomial Lattice model has been applied to calculate the fair value of options.  We recognize compensation expense for the fair value of those awards which have graded vesting on an accelerated recognition basis.  For options granted prior to January 1, 2006, the Black Scholes model was applied to calculate the fair value of options and expensed on a straight-line basis.

7.           Amarin received $500,000 in each of the years 2005 and 2006 on the licensing of certain rights to its LAX-202 candidate.  Under IFRS, this license fee was recognized as income in 2005 and 2006.  Under U.S. GAAP, under SAB 104, this fee is being deferred and amortized over LAX-202’s development period, which is estimated to be 5 years from January 1, 2006, upon the receipt of cash.

8.           This represents the unaudited pro forma combined condensed consolidated income statement for Amarin’s acquisition of Ester under U.S. GAAP and reflects those items disclosed in notes 1 to 7.  The write-off, in accordance with U.S. GAAP, of the intangible that was created by the acquisition is shown in note 11, table 3 below.  This write-off is not recorded as an adjustment in the income statement as it is a non-recurring charge attributable to the acquisition of Ester that will be included in the income statement of Amarin within 12 months following the acquisition.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET AS AT JUNE 30, 2007

Below are several tables (Tables 1-3) showing the various steps in order to arrive at the unaudited pro forma combined condensed consolidated combined balance sheet under U.S. GAAP, as shown in the final column of Table 3.

Table 1 — Amarin at June 30, 2007, as adjusted for material post balance sheet events (“pbse”)

	Amarin IFRS	Amarin IFRS	Amarin IFRS	Amarin IFRS
	$000	$000	$000	$000
	Note 1	Note 1a	Note 1b	Note 2
ASSETS
Non-current assets
Property, plant and equipment	643	-	-	643
Intangible assets	-	-	-	-
Available for sale investment	24	-	-	24
Total non-current assets	667	-	-	667
Current assets
Current tax recoverable	1,363	-	-	1,363
Other current assets	1,434	-	-	1,434
Cash and cash equivalents	27,610	5,376	2,750	35,736
Total current assets	30,407	5,376	2,750	38,533
Total assets	31,074	5,376	2,750	39,200
LIABILITIES
Non-current liabilities
Financial liability	-	-	2,279	2,279
Other liabilities	92	477	-	569
Total non-current liabilities	92	477	2,279	2,848
Current Liabilities
Trade payables	2,324	-	-	2,324
Deferred credit	-	-	-	-
Accrued expenses and other liabilities	7,919	-	-	7,919
Total current liabilities	10,243	-	-	10,243
Total liabilities	10,335	477	2,279	13,091
EQUITY
Capital and reserves attributable to equity holders
Share capital	8,691	1,686	-	10,377
Share premium	139,938	3,213	(992)	142,159
Share based payment reserve	7,419	-	-	7,419
Warrant reserve	10,614	-	992	11,606
Capital redemption reserve	27,633	-	-	27,633
Convertible debentures equity component	-	-	471	471
Treasury shares	(217)	-	-	(217)
Foreign currency translation adjustment	(1,926)	-	-	(1,926)
Retained earnings	(171,413)	-	-	(171,413)
Total capital and reserves	20,739	4,899	471	26,109
Total shareholders’ equity and liabilities	31,074	5,376	2,750	39,200

Notes to the pro forma balance sheet at June 30, 2007, as adjusted for post balance sheet events

1.           This column represents the balance sheet as extracted from Amarin’s IFRS interim financial statements as at June 30, 2007.

Amarin’s balance sheet at June 30, 2007 has been adjusted for the following material post balance events which occurred between the deemed reference date for Amarin, of June 30, 2007 and the consummation of the acquisition of Ester on December 5, 2007.

1a.           In conjunction with this transaction the Company expects to issue approximately of 16,290,900 Ordinary Shares in consideration for $5,376,000 (nominal value $1,686,000) and warrants to purchase 8,145,446 shares with an exercise price of $0.48 per share, the proceeds of which will be used to fund the combined operations of the Amarin group.

1b.           In conjunction with this transaction the Company expects to issue convertible debt of $2,750,000 with a conversion price of $0.48 and warrants to purchase 2,291,666 shares with an exercise price of $0.48 per share. Interest on the convertible debt will be charged at 8% per annum.

2.           The resulting balance sheet for Amarin under IFRS, as adjusted for material post balance sheet events from the starting for the unaudited pro forma combined condensed consolidated balance sheet, in Table 2.

Table 2 – Pro forma combined balance sheet at June 30, 2007 (IFRS)

	Amarin as adjusted IFRS	Ester as adjusted IFRS	IFRS	Combined IFRS
	$’000	$’000	$’000	$’000
	Note 3	Note 4	Note 5	Note 6
ASSETS
Non-current assets
Property, plant and equipment	643	5	-	648
Intangible assets	-	-	20,518	20,518
Available for sale investment	24	-		24
Total non-current assets	667	5	20,518	21,190

Current assets
Current tax recoverable	1,363	-	-	1,363
Other current assets	1,434	51	-	1,485
Cash and cash equivalents	35,736	172	(5,000)	30,908
Total current assets	38,533	223	(5,000)	33,756

Total assets	39,200	228	15,518	54,946

LIABILITIES
Non-current liabilities
Financial Liability	2,279	-	4,818	7,097
Other liabilities	569	5	-	574
Total non-current liabilities	2,848	5	4,818	7,671

Current Liabilities
Trade payables	2,324	55	-	2,379
Deferred Credit	-	-	-	-
Accrued expenses and other liabilities	7,919	27	700	8,646
Total liabilities	10,243	82	700	11,025
Total liabilities	13,091	87	5,518	18,696

EQUITY
Capital and reserves attributable to equity holders
Share capital	10,377	7	2,548	12,933
Share premium	142,159	9,608	7,452	159,218

	Amarin as adjusted IFRS	Ester as adjusted IFRS	IFRS	Combined IFRS
	$’000	$’000	$’000	$’000
	Note 3	Note 4	Note 5	Note 6
Share based payment reserve	7,419	566	-	7,985
Warrant reserve	11,606	-	-	11,606
Capital redemption reserve	27,633	-	-	27,633
Convertible debentures equity component	471	-	-	471
Treasury shares	(217)	-	-	(217)
Foreign currency translation adjustment	(1,926)	-	-	(1,926)
Retained earnings	(171,413)	(10,040)	-	(181,453)
Total capital and reserves	26,109	141	10,000	36,250

Total shareholders’ equity and liabilities	39,200	228	15,518	54,946

Notes to pro forma balance sheet for the period ended June 30, 2007

3.           Amarin’s June 30, 2007 IFRS balance sheet as adjusted for any material post balance sheet events.

4.           Ester’s June 30, 2007 IFRS balance sheet as adjusted for any material post balance sheet events.

5.           This adjustment reflects the purchase of the intangible assets, tangible fixed asset and working capital items as financed by the issuance of shares and cash consideration, and the accrual for the fair value of milestone 1a - $5 million.  The following analyses the fair value accounting under IFRS.

	Ester	Fair value adjustments	Acquisition accounting IFRS	Recognition of milestone Ia	Acquisition Accounting after recognition of milestone Ia IFRS
	$’000	$’000	$’000	$’000	$’000

Intangible fixed assets	-	20,700	20,700	(182)	20,518
Tangible fixed assets	5	-	5	-	5
Net current assets	141	-	141	-	141
Non current liabilities	(5)	-	(5)	-	(5)
Financial liability	-	-	-	(4,818)	(4,818)

Net assets acquired	141	20,700	20,841	(5,000)	15,841

Consideration
			No. of Shares (‘000)	$	’000
Shares issued at fair value			24,618	0.4062	10,000
Cash consideration					5,000
Deferred consideration					5,000
Estimated direct acquisition costs					700
Cost of investment					20,700

Fair value adjustments have been considered for all assets/liabilities present on Ester’s balance sheet at the date of acquisition (December 4 2007). For all asset classes other than intangible fixed assets, no fair value adjustment has been proposed due to materiality and specifically, the proximity to settlement for the other current assets and liabilities. Other acquisition liabilities have been considered but none have been noted that meet the requirements in IFRS 3.

The most significant fair value adjustment is the recognition of the intangible, representing intellectual property rights.  As this transaction is an asset acquisition under IFRS 3 - Business Combinations, the fair value of the intangible is deemed to be the fair value of the consideration paid and any costs directly attributable to the acquisition.  As detailed above, the fair value of the consideration to be paid is $19,818,000 and estimated costs of $700,000 are directly attributable to the acquisition.

IFRS 3 requires the intangible to be adjusted for any contingent consideration as soon as payment becomes probable and the amount can be measured reliably. Achievement of milestone Ia is considered to be more probable than not and payment can be measured reliably, and therefore milestone Ia has been included as a cost of acquisition. A description of the contingent consideration is described in detail above (see preliminary purchase price).

6.           This represents the unaudited pro forma combined condensed balance sheet for Amarin’s acquisition of Ester under IFRS and this forms the starting point for the following table of adjustments which shows the further adjustments required to arrive at the combined U.S. GAAP balance sheet.  See Table 3, below.

Table 3 – Pro forma combined balance sheet at June 30, 2007 (U.S. GAAP)

	Combined IFRS	Amarin adjustments between IFRS and U.S. GAAP	Amarin adjustments between IFRS and U.S. GAAP	Reversal of acquisition accounting difference between IFRS and U.S. GAAP	Acquisition accounting U.S. GAAP	Combined U.S. GAAP
	$’000	$’000	$’000	$’000	$’000	$’000
	Note 7	Note 8	Note 9	Note 10	Note 11	Note 12
ASSETS
Non-current assets
Property, plant and equipment	648	-	-	-	-	648
Intangible assets	20,518	-	-	(20,518)	-	-
Available for sale investment	24	-	-	-	-	24
Total non-current assets	21,190	-	-	(20,518)	-	672

Current assets
Current tax recoverable	1,363	-	-	-	-	1,363
Other current assets	1,485	-	-	-	-	1,485
Cash and cash equivalents	30,908	-	-	5,000	(5,000)	30,908
Total current assets	33,756	-	-	5,000	(5,000)	33,756

Total assets	54,946	-	-	(15,518)	(5,000)	34,428

LIABILITIES
Non-current liabilities
Financial liability	7,097	-	-	(4,818)	4,818	7,097
Other liabilities	97	-	41,354	-	-	41,928
Total non-current liabilities	7,671	-	41,354	(4,818)	4,818	49,025

Current Liabilities
Trade payables	2,379	-	-	-	-	2,379
Deferred credit	-	-	-	-	-	-
Accrued expenses and other liabilities	8,646	778	-	(700)	700	9,424
Total current liabilities	11,025	778	-	(700)	700	11,803
Total liabilities	18,696	778	41,354	(5,518)	5,518	60,828

EQUITY
Capital and reserves attributable to equity holders
Share capital	12,933	-	-	(2,548)	2,548	12,933
Share premium	159,218	-	-	(7,452)	7,452	159,218
Share based payment reserve	7,985	-	-	-	-	7,985
Warrant reserve	11,606	-	-	-	-	11,606
Capital redemption reserve	27,633	-	-	-	-	27,633
Treasury shares	(217)	-	-	-	-	(217)

	Combined IFRS	Amarin adjustments between IFRS and U.S. GAAP	Amarin adjustments between IFRS and U.S. GAAP	Reversal of acquisition accounting difference between IFRS and U.S. GAAP	Acquisition accounting U.S. GAAP	Combined U.S. GAAP
	$’000	$’000	$’000	$’000	$’000	$’000
	Note 7	Note 8	Note 9	Note 10	Note 11	Note 12
Convertible debentures equity component	471	-	-	-	-	471
Foreign currency translation adjustment	(1,926)	-	-	-	-	(1,926)
Retained earnings	(181,453)	(778)	(41,354)	-	(20,518)	(244,103)
Total capital and reserves	36,250	(778)	(41,354)	(10,000)	(10,518)	(26,400)

Total shareholders’ equity and liabilities	54,946	(778)	-	(15,518)	(5,000)	34,428

Notes to pro forma balance sheet for the period ended June 30, 2007

7.           Combined IFRS balance sheet adjusted for all material post balance sheet events

8.           Amarin received $500,000 in each of the years 2005 and 2006 on the out-licensing of certain IP rights.  Under IFRS, this license fee was recognized as income in 2005 and 2006.  Under U.S. GAAP, under SAB 104, this fee is being deferred and amortized over the development period.

9.           Under IFRS, no provision was required for contingent consideration relating to the acquisition of Amarin Neuroscience Limited (we availed of the exemption under IFRS 1- “First-time Adoption of International Financial Reporting Standards”.  Under U.S. GAAP, a deferred credit of $41,354k was recognized as the cap of negative goodwill.

10.           Reversal of IFRS acquisition accounting adjustment detailed in note 5 above.

11.           This adjustment reflects the purchase of the intangible assets, tangible fixed asset and working capital items as financed by the issuance of shares and cash consideration.  The following analyses the fair value accounting under U.S. GAAP in accordance with FAS 141 – Business Combinations.

Fair value adjustments have been considered for all assets/liabilities present on Ester’s balance sheet at the date of acquisition (December 4, 2007).  For all asset classes other than intangible fixed assets, no fair value adjustment has been proposed due to materiality and specifically, the proximity to settlement for the other current assets and liabilities.  Other acquisition liabilities have been considered but none have been noted.

The most significant fair value adjustment is the recognition of the intangible, representing intellectual property rights.  As this transaction is an asset acquisition under FAS 141 – Business Combinations, the fair value of the intangible is deemed to be the fair value of the consideration paid and any costs directly attributable to the acquisition.  As detailed above, the fair value of the consideration to be paid is $19,818,000 and estimated costs of $700,000 are directly attributable to the acquisition.

This table shows the intangible asset that was created by the acquisition was written off as in process research and development in accordance with U.S. GAAP

	Ester	Fair value adjustments	Acquisition accounting	Recognition of milestone Ia	Acquisition accounting after recognition of milestone Ia	Write-off of intangible asset as in-process research & development	U.S. GAAP acquisition accounting
	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Intangible fixed assets	-	20,700	20,700	(182)	20,518	(20,518)	-
Tangible fixed assets	5	-	5	-	5	-	3

	Ester	Fair value adjustments	Acquisition accounting	Recognition of milestone Ia	Acquisition accounting after recognition of milestone Ia	Write-off of intangible asset as in-process research & development	U.S. GAAP acquisition accounting
	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Net current assets	141	-	141	-	141	-	141
Non current liabilities	(5)	-	(5)	-	(5)	-	(5)
Financial liability	-	-	-	(4,818)	(4,818)	-	(5,000)

Net assets acquired	141	20,700	20,841	(5,000)	15,841	(20,518)	(4,861)

Consideration
			No. of Shares (‘000)	$	$'000
Shares issued at fair value			24,618	0.4062	10,000
Cash consideration					5,000
Deferred consideration					5,000
Estimated direct acquisition costs					700
Cost of investment					20,700

12.           This represents the culmination of all adjustments in arriving at the unaudited pro forma combined condensed consolidated U.S. GAAP balance sheet.

The following descriptions of the particular terms of the Units (referred to in the accompanying core prospectus as the “units”), Ordinary Shares, ADSs and Warrants (referred to in the accompanying core prospectus as the “warrants”) offered hereby supplement, and to the extent inconsistent therewith replace, the description of the general terms and provisions of the units, Ordinary Shares, ADSs and warrants set forth in the accompanying core prospectus.

DESCRIPTION OF UNITS

Each Unit consists of $1,000 principal amount of our 8% Convertible Debentures due 2010 and one Warrant to purchase our Ordinary Shares.  The Ordinary Shares and the Warrants are permitted to be sold separately immediately after the issuance of the Units.

DESCRIPTION OF ORDINARY SHARES

For a description of our Ordinary Shares please see the section of the accompanying core prospectus entitled “Description of Ordinary Shares.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Our ADSs, each representing one Ordinary Share are traded on the Nasdaq Capital Market, the principle trading market for our securities under the symbol “AMRN.”  For a description of our ADSs, please see the section of the accompanying core prospectus entitled “Description of American Depositary Shares.”

DESCRIPTION OF WARRANTS

As used in this section, references to “shares” are to our Ordinary Shares represented by ADSs.

General

We are offering Warrants exercisable into 8,145,446 of our shares to the Unit Investors pursuant to this prospectus supplement and the accompanying core prospectus in connection with the Purchase Agreements that we entered into on December 4, 2007 with each of the Unit Investors.

The Warrants will be exercisable at the price of $0.48 per Warrant Share (subject to adjustment as described below).  The Warrants may be exercised at any time and from time to time on or after the original issue date and before December 6, 2012.  The material terms of the Warrants to be issued are described below.

Method of Exercise

The rights represented by the Warrants may be exercised in whole or, subject to the following paragraph, in part at any time during the Exercise Period of the following to us:

(a)           An executed notice of exercise in the form attached to the Warrant;

(b)           Payment of the Exercise Price by wire transfer of immediately available funds;

(c)           The Warrants (together with each duly completed assignment form in respect of each assignment of the Warrants, if any, subsequent to the date hereof); and

(d)           All other documentation required by the transfer agent in the ordinary course of its business.

Upon the exercise of the rights represented by the Warrants, ADSs shall be issued for the Warrant Shares so purchased, and shall be registered in the name of the holder or persons affiliated with the holder, if the holder so designates, within three trading days after the rights represented by the Warrants shall have been so exercised and shall be issued and delivered to the holder through the book-entry facilities of The Depository Trust Company, unless the holder specifies otherwise, in either case registered for issuance by us in the United States and without any restrictive legend thereon.  The Exercise Price includes costs of exercise and issuance, such as any stamp duty or stamp duty reserve tax with respect thereto or any other cost incurred by us in connection with the exercise of the Warrant and the related issuance of Warrant Shares. We will compensate the holder for any and all losses occasioned by any “buy-in” caused by our late delivery of ADSs for the Warrant Shares within five trading days of demand therefor, accompanied by written evidence of the amount of such loss.

Partial Exercise

The Warrants may be exercised in part; provided that no exercise of the Warrants may be in respect of less than 20,000 Warrant Shares; provided, however, that if the Warrants are, upon issuance, exercisable for less than 20,000 Warrant Shares, the Warrants may be exercised in whole but not in part.  If a Warrant is exercised in part only, we shall, upon surrender of the Warrant, execute and deliver, within 10 days after the date of exercise, a new Warrant evidencing the rights of the holder, or such other person as shall be designated in the notice of exercise, to purchase the balance of the Warrant Shares purchasable hereunder.  For clarity, if the holder wishes to exercise a further portion of a Warrant while such replacement Warrant has not yet been received by such holder, then the holder may submit a further notice of exercise and payment of the Exercise Price to us, and such delivery shall constitute valid exercise of the Warrant for the number of Warrant Shares set forth in such notice of exercise.  In no event shall a Warrant be exercised in part if, after giving effect to such exercise, the remaining number of Warrant Shares in respect of such new Warrant would be less than 20,000.  Warrants may not be exercised for a fractional Warrant Share, and we shall not distribute a Warrant exercisable for a fractional Warrant Share.

Adjustment of Exercise Price

In the event of changes in the outstanding shares, on or after the date hereof, by reason of a stock split, reverse stock split, stock dividend, subdivision, split-up, combination of shares or other transaction having similar effect, the number of shares purchasable under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the holder of the Warrant, on exercise for the same aggregate Exercise Price, the total number of shares as the holder would have owned had the Warrant been exercised prior to the event requiring adjustment and had the holder continued to hold such shares until after such event.  The form of the Warrants need not be changed because of any adjustment in the Exercise Price and/or number of shares subject to the Warrants.  We shall promptly provide a certificate from us notifying the holder in writing of any adjustment in the Exercise Price and/or the total number of shares issuable upon exercise of the Warrants, which certificate shall describe the event giving rise to the adjustment and specify the Exercise Price and number of shares purchasable under the Warrants after giving effect to such adjustment.

If, for any reason, prior to the exercise of the Warrant in full, we spin off or otherwise divests itself of a part of its business or operations or disposes all or a part of its assets (the “Spin Off”), in each case in a transaction in which we do not receive compensation for such business, operations or assets, but causes securities of another entity (the “Spin Off Securities”) to be issued to our security holders, then the Exercise Price of the outstanding Warrant shall be adjusted immediately after consummation of the Spin Off by multiplying the Exercise Price in effect immediately prior to the Spin Off by a fraction (if, but only if, such fraction is less than 1.0), the numerator of which is the average closing bid price of the ADSs for the five trading days immediately following the fifth trading day after the record date (the “Record Date”) for determining the amount and number of Spin Off Securities to be issued to our security holders, and the denominator of which is the average closing bid price of the ADSs for the five trading days immediately preceding the Record Date; and such adjusted Exercise Price shall be deemed to be the Exercise Price with respect to the outstanding Warrant after the consummation of the Spin Off.

If, at any time prior to December 6, 2009, we issue shares, securities convertible into ADSs or shares, warrants to purchase ADSs or shares or options to purchase any of the foregoing to a third party (other than any Exempt Issuance) at a price that is less than, or converts at a price that is less than, $0.366 (such lesser price, the “Down-

round Price”), then the Exercise Price shall be adjusted to equal 130% of the Down-round Price.  “Exempt Issuance” means the issuance of (a) shares or options to our employees, officers or directors pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of our board of directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued in this offering and/or other securities exercisable or exchangeable for or convertible into shares issued and outstanding on the date of the purchase agreement for the Units, provided that such securities have not been amended since the date of the purchase agreement for the Units to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, (c) warrants to purchase 10,000 shares issued or to be issued to Dan Fischer and shares upon exercise thereof, (d) shares in connection with our acquisition of Ester Neurosciences Ltd., an Israeli company, pursuant to the definitive agreement relating thereto, and payment of related fees, (e) the convertible debt and equity financings concurrently being offered by as described in this prospectus supplement and the prospectus supplement for the Concurrent Offering, and (f) securities issued pursuant to acquisitions or strategic transactions approved by a majority of our disinterested directors, provided that any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with our business and in which we receive benefits in addition to the investment of funds, but shall not include a transaction in which we are issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities

Call Right

Subject to the limitations described below, if, at any time after December 6, 2009, the VWAP (as defined below) of the ADSs on the Trading Market (as defined below) for any 20 consecutive trading day period is equal to or greater than $0.915, as adjusted for any stock split, reverse stock split, stock dividend, subdivision, split-up, combination of shares or other transaction having similar effect (the “Threshold Price”), and through and including the Cancellation Date, the ADSs do not trade below the Exercise Price, then we at any time thereafter shall have the right, but not the obligation, within ten (10) trading days of the end of any Threshold Period (the “Call Right”), on not less than 20 days’ prior written notice to the holder, to cancel all, but not less than all, of the unexercised portion of the Warrants for which a Notice of Exercise has not yet been delivered prior to the Cancellation Date (as defined below).

To exercise the Call Right, we will deliver to the holder an irrevocable written notice thereof (a “Call Notice”).  The date that we deliver the Call Notice to the holder will be referred to as the “Call Date”.  Within 20 days after receipt of the Call Notice, the holder may exercise the Warrants in whole or in part, subject to the terms hereof, as set forth in herein.  Any portion of the Warrants that is not exercised by 5:30 p.m. (New York City time) on the 20th day following the date of receipt of the Call Notice (the “Cancellation Date”) shall be cancelled.

Notwithstanding anything to the contrary set forth in the Warrants, unless waived in writing by the holder, the Company may not deliver a Call Notice or require the cancellation of any unexercised portion of the Warrants (and any Call Notice will be void) unless from the Call Date through the Cancellation Date (the “Call Period”) the Registration Statement shall be effective as to the issuance of all of the Warrant Shares to be issued to the holder upon exercise of the Warrant.

“VWAP” shall mean, for any date, the price determined by the first of the following clauses that applies:  (i) if the shares in the form of ADSs are then listed on the Nasdaq Capital Market or another national securities exchange (a “Trading Market”), the daily volume weighted average price of the ADSs for such date (or the nearest preceding trading date) on the Trading Market on which the ADSs are then listed, as reported by Bloomberg Financial LP; (b) if the ADSs are not then listed on a Trading Market and if prices for the ADSs are then quoted on the OTC Bulletin Board, the volume weighted average price of the ADSs for such date (or the nearest preceding trading date) on the OTC Bulletin Board; and (c) if the ADSs are not then listed on the OTC Bulletin Board and if prices for the ADSs are then reported on the “Pink Sheets” published by the Pink Sheets LLC (or similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the ADSs so reported; or (d) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Company.

Certain Events

In the event, at any time during the Exercise Period, of any capital reorganization, or any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or no par value to par value or as a result of a stock split, reverse stock split, stock dividend, subdivision, split-up, combination of shares or other transaction having similar effect), or the consolidation or merger of us with or into another corporation (other than a merger solely to effect a reincorporation of us in another state), in each case, in which our shareholders immediately prior to such capital reorganization, reclassification, consolidation or merger, will hold less than a majority of our outstanding shares or the resulting corporation immediately after such capital reorganization, reclassification, consolidation or merger, or the sale or other disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, in its entirety to any other person, (each a “Fundamental Transaction”), then, upon any subsequent exercise of the Warrant, the holder shall have the right to receive, for each Exercise Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the securities, property and/or any other consideration (the “Alternate Consideration”) receivable as a result of such merger, consolidation or disposition of assets by a holder of the number of Exercise Shares for which the warrant is exercisable immediately prior to such event. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share in such Fundamental Transaction, and we shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If shareholders are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of the Warrant following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to us or surviving entity in such Fundamental Transaction shall issue to the holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.  Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board, then we or any successor to us shall pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the Fundamental Transaction, an amount of cash equal to the value of the Warrant as determined in accordance with the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. using (i) a price per Common Share equal to the VWAP of the ADSs for the trading day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the Warrant as of the date of consummation of the applicable Fundamental Transaction and (iii) an expected volatility equal to the 100 day volatility obtained from the “HVT” function on Bloomberg L.P. determined as of the trading day immediately following the public announcement of the applicable Fundamental Transaction.

No Shareholder Rights

The Warrants in and of themselves will not entitle the holder of the Warrants to any voting rights or other rights as a shareholder of the Company.

Transfers of the Warrants

The Warrants and all rights thereunder are transferable by the holder in person or by duly authorized attorney, upon delivery of the Warrants and the duly completed assignment form attached thereto to any authorized transferee designated by the holder with a copy to us.

Modifications and Waiver

Unless otherwise provided in the Warrants, the Warrants and any provision thereof may be changed, waived, discharged or terminated only by an instrument in writing signed by us and the holder.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

Subject to the limitations described below, the following generally summarizes certain material U.S. federal income tax consequences to a U.S. Holder (as defined below) of the acquisition, ownership and disposition of Warrants and Ordinary Shares.  U.S. Holders of ADSs will be treated for U.S. federal income tax purposes as owners of the Ordinary Shares underlying the ADSs.  Accordingly, except as noted, the U.S. federal income tax consequences discussed below regarding Ordinary Shares apply equally to ADSs.  This discussion is limited to U.S. Holders who are beneficial owners of the Warrants or Ordinary Shares, and who hold their Warrants or Ordinary Shares as capital assets, within the meaning of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the “Code.”  For purposes of this summary, a “U.S. Holder” is a beneficial owner of Warrants or Ordinary Shares that does not maintain a “permanent establishment” or “fixed base” in the U.K., as such terms are defined in the double taxation convention between the U.S. and U.K. and that is, for U.S. federal income tax purposes,

•	An individual who is a citizen or resident of the U.S.;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S. or of any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust, (i) if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) if it made a valid election to be treated as a U.S. person.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Warrants or Ordinary Shares, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of owning and disposing of Warrants or Ordinary Shares.

This summary is for general information purposes only.  It does not purport to be a comprehensive description of all the U.S. federal income tax considerations that may be relevant to each U.S. Holder’s decision in regard to the Warrants and Ordinary Shares.  This discussion also does not address any aspect of U.S. federal gift or estate tax, or any state, local or non-U.S. tax laws.  Prospective owners of Warrants or Ordinary Shares who are U.S. Holders are advised to consult their own tax advisors with respect to the U.S. federal, state and local tax consequences, as well as the non-U.S. tax consequences, of the acquisition, ownership and disposition of Warrants and Ordinary Shares applicable to their particular tax situations.

This discussion is based on current provisions of the Code, current and proposed U.S. Treasury regulations promulgated thereunder, the double taxation convention between the U.S. and U.K. entered into force on March 31, 2003, and administrative and judicial decisions, each as of the date hereof, all of which are subject to change or differing interpretation, possibly on a retroactive basis.  The new convention replaces the double taxation convention between the U.S. and the U.K. entered into force on April 24, 1980.  The new convention is effective, in respect of taxes withheld at source, for amounts paid or credited on or after May 1, 2003.  Other provisions of the new convention will take effect on certain other dates.  A U.S. Holder would, however, be entitled to elect to have the old convention apply in its entirety for a period of twelve months after the effective dates of the new convention.  The following discussion assumes that U.S. Holders are residents of the U.S. for purposes of both the old convention and the new convention, and are entitled to the benefits of those conventions.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder based on such holder’s individual circumstances.  In particular, this discussion does not address the potential application of the alternative minimum tax nor does it address the tax treatment of shareholders, partners or beneficiaries of a holder of Warrants or Ordinary Shares.  In addition, this discussion does not address the U.S. federal income tax consequences to U.S. Holders that are subject to special treatment, including broker-dealers, including dealers in securities or currencies; insurance companies; U.S. Holders that have elected mark-to-market accounting; tax-exempt organizations; financial institutions or “financial services entities”; taxpayers who hold Warrants or Ordinary Shares as part of a straddle, hedge or conversion transaction; U.S. Holders owning directly, indirectly or by attribution at least 10% of our voting power; taxpayers whose functional currency is not the U.S. Dollar; certain expatriates or former long-term residents of the U.S.; and taxpayers who acquired their Warrants or Ordinary Shares as compensation.

You should consult your own tax advisors about the particular tax consequences to you under U.K., U.S. federal, state and local and other foreign laws, of the acquisition, ownership and disposition of Warrants, ADSs or Ordinary Shares.

Warrants

Exercise of Warrants

The exercise of a Warrant will not be a taxable event for a U.S. Holder.  Subject to the passive foreign investment company rules discussed below, a U.S. Holder will generally have a holding period in ADSs acquired upon exercise of a Warrant that begins on the day after the date of exercise of the Warrant.

Lapse of Warrants

If a Warrant is allowed to lapse unexercised, a U.S. Holder would realize a capital loss equal to such holder’s tax basis in the Warrant.  U.S. Holders of Warrants should consult their own tax advisors regarding the amount of their tax basis in the Warrants.

Sale or Exchange of Warrants

Subject to the passive foreign investment company rules discussed below, the sale of a Warrant will result in the recognition of capital gain or loss to a U.S. Holder in a manner similar to that described below under “—Sale or Exchange of Ordinary Shares.”

Constructive Distributions

An adjustment to the Exercise Price of the Warrants, or the failure to make such adjustments, may in certain circumstances result in constructive distributions to U.S. Holders that could be taxable as dividends under Section 305 of the Code.  In that case, the U.S. Holder’s tax basis in the Warrants would be increased by the amount of any such dividend.

Ordinary Shares

Distributions

Subject to the PFIC rules discussed below, the amount of any distributions (including, provided certain elections are made, as discussed in “— U.K. Withholding Tax/Foreign Tax Credits” below, the full tax credit amount deemed received) paid out of current and/or accumulated earnings and profits, as determined under U.S. tax principles, will be included in the gross income of a U.S. Holder on the day such distributions are actually or constructively received, and will be characterized as ordinary income for U.S. federal income tax purposes.  Dividends paid to noncorporate holders in taxable years beginning before January 1, 2011 are subject to taxation at a reduced rate of 15% provided that the holder has held the shares for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, the issuer is a “qualified foreign corporation,” and certain other conditions are met.  A company is a “qualified foreign corporation” if the shares on which the dividend is paid (or ADSs in respect of such shares) are listed on certain securities markets, including the Nasdaq Stock Market, or if the corporation is eligible for the benefits of a tax treaty determined to be satisfactory by the U.S. Secretary of the Treasury.  The income tax treaty between the U.S. and the U.K. has been designated as satisfactory for such purpose.

To the extent that a distribution on Ordinary Shares exceeds our current and accumulated earnings and profits, it will be treated as a non-taxable return of capital to the extent of a U.S. Holder’s adjusted basis in the Ordinary Shares, and thereafter as capital gain.  We do not currently maintain calculations of our earnings and profits under U.S. tax principles.  Dividends paid by us to corporate U.S. Holders will not be eligible for the dividends-received deduction that might otherwise be available if such dividends were paid by a U.S. corporation.

Foreign Currency Considerations

Distributions paid by us in pounds sterling will be included in a U.S. Holder’s income when the distribution is actually or constructively received by the U.S. Holder.  The amount of a dividend distribution includible in the income of a U.S. Holder will be the U.S. Dollar value of the pounds sterling, determined by the spot rate of exchange on the date when the distribution is actually or constructively received by the U.S. Holder, regardless of whether the pounds sterling are actually converted into U.S. Dollars at such time.  If the pounds sterling received as a dividend distribution are not converted into U.S. Dollars on the date of receipt, a U.S. Holder may realize exchange gain or loss on a subsequent conversion of such pounds sterling into U.S. Dollars.  The amount of any gain or loss realized in connection with a subsequent conversion will be treated as ordinary income or loss, and generally will be treated as U.S. source income or loss for foreign tax credit purposes.

U.K. Withholding Tax/Foreign Tax Credits

A U.S. Holder that elects to receive benefits under the old convention is, in principle, entitled to claim a refund from the Revenue and Customs for (i) the amount of the tax credit that a U.K. resident individual would be entitled to receive with respect to a dividend payment, which we refer to as the “Tax Credit Amount,” reduced by (ii) the amount of U.K. withholding tax, which we refer to as “U.K. Notional Withholding Tax,” imposed on such dividend payment under the old convention.  The Tax Credit Amount will equal that amount of U.K. Notional Withholding Tax imposed on dividends paid by us.  As a result, no such refund is available. However, a U.S. Holder may be entitled to claim a foreign tax credit for the amount of U.K. Notional Withholding Tax associated with a dividend paid by us by filing a Form 8833 in accordance with U.S. Revenue Procedure 2000-13. U.S. Holders that file Form 8833 will be treated as receiving an additional dividend from us equal to the Tax Credit Amount (unreduced by the U.K. Notional Withholding Tax).  Such additional dividend must be included in the U.S. Holder’s gross income, and the U.S. Holder will be treated as having paid the applicable U.K. Notional Withholding Tax due under the old convention.  For purposes of calculating the foreign tax credit, dividends paid on the Ordinary Shares will be treated as non-U.S. source income, and generally will constitute “passive category income” or, in the case of certain U.S. Holders, “general category income.”  In lieu of claiming a foreign tax credit, a U.S. Holder may be eligible to claim a deduction for foreign taxes paid in a taxable year.  However, a deduction generally does not reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis as does a tax credit.

Under the new convention, the Tax Credit Amount and U.K. Notional Withholding Tax described above will no longer apply to U.S. Holders.  The U.K. does not currently apply a withholding tax on dividends under its internal tax laws.  Were such withholding imposed in the U.K., as permitted under the new convention, the U.K. generally will be entitled to impose a withholding tax at a rate of 15% on dividends paid to U.S. Holders.  A U.S. Holder who is subject to such withholding should be entitled to a credit for such withholding, subject to applicable limitations, against such U.S. Holder’s U.S. federal income tax liability.

The rules relating to foreign tax credits are complex.  U.S. Holders are urged to consult their tax advisors to determine whether and to what extent a foreign tax credit might be available in connection with dividends paid on the Ordinary Shares.

Sale or Exchange of Ordinary Shares

Subject to the PFIC rules described below, a U.S. Holder generally will recognize capital gain or loss on the sale or exchange of Ordinary Shares in an amount equal to the difference between the amount realized in such sale or exchange and the U.S. Holder’s adjusted tax basis in such Ordinary Shares.  Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder has held the Ordinary Shares for more than one year, and generally will be U.S. source income for foreign tax credit purposes.  Long-term capital gains realized by an individual U.S.

Holder on a sale or exchange of Ordinary Shares are generally subject to reduced rates of taxation.  The deductibility of capital losses is subject to limitations.

A U.S. Holder that receives foreign currency upon the sale or exchange of Ordinary Shares generally will realize an amount equal to the U.S. Dollar value of the foreign currency on the date of sale (or, if Ordinary Shares are traded on an established securities market, in the case of cash basis tax payers and electing accrual basis tax payers, the settlement date).  A U.S. Holder will have a tax basis in the foreign currency received equal to the U.S. Dollar amount realized.  Any gain or loss realized by a U.S. Holder on a subsequent conversion or other disposition of foreign currency will be ordinary income or loss, and will generally be U.S. source income for foreign tax credit purposes.

Surrender of ADSs for Ordinary Shares

The surrender of ADSs for the underlying Ordinary Shares will not be a taxable event for U.S. federal income tax purposes, and U.S. Holders will not recognize any gain or loss upon such an exchange.

PFIC Rules

Certain adverse U.S. tax consequences apply to a U.S. shareholder in a company that is classified as a passive foreign investment company, which is referred to herein as a PFIC.  We will be classified as a PFIC in a particular taxable year if either (i) 75% or more of our gross income is passive income; or (ii) the average percentage of the value of our assets that produce or are held for the production of passive income is at least 50%.  Cash balances, even if held as working capital, are considered to be passive.

Because we will receive interest income and may receive royalties, we may be classified as a PFIC under the income test described above.  In addition, as a result of our cash position, we may be classified as a PFIC under the asset test.

If we were a PFIC in any year during which a U.S. Holder owned Ordinary Shares, the U.S. Holder would generally be subject to special rules (regardless of whether we continued to be a PFIC) with respect to (i) any “excess distribution” (generally, distributions received by the U.S. Holder in a taxable year in excess of 125% of the average annual distributions received by such holder in the three preceding taxable years, or, if shorter, such holder’s holding period) and (ii) any gain realized on the sale or other disposition of the Ordinary Shares.  Under these rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s holding period, including the holding period that the U.S. Holder owned the Warrants;

•	the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are a PFIC would be taxed as ordinary income; and

•
the amount allocated to each of the prior taxable years would be subject to tax at the highest rate of tax in effect for the taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such prior taxable year.

U.S. Holders who own ADSs (but not Ordinary Shares) generally should be able to avoid the interest charge described above by making a mark-to-market election with respect to such ADSs, provided that the ADSs are “marketable.”  The ADSs are marketable if they are regularly traded on certain U.S. stock exchanges, or on a foreign stock exchange if:

•	the foreign exchange is regulated or supervised by a governmental authority of the country in which the exchange is located;

•
the foreign exchange has trading volume, listing, financial disclosure, and other requirements designed to prevent fraudulent and manipulative acts and practices, remove impediments to, and perfect the mechanism of, a free and open market, and to protect investors;

•	the laws of the country in which the exchange is located and the rules of the exchange ensure that these requirements are actually enforced; and

•	the rules of the exchange effectively promote active trading of listed stocks.

For purposes of these regulations, the ADSs will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least fifteen days during each calendar quarter.  Any trades that have as their principal purpose meeting this requirement will be disregarded.  If a U.S. Holder makes a mark-to-market election, it will be required to include as ordinary income the excess of the fair market value of such ADSs at year-end over its basis in those ADSs.  In addition, any gain that the U.S. Holder recognizes upon the sale of such ADSs will be taxed as ordinary income in the year of sale.  A U.S. Holder of Warrants may not make a mark-to-market election with respect to the Warrants it holds.   U.S. Holders should consult their tax advisors regarding the availability of the mark-to-market election.

A U.S. Holder of an interest in a PFIC can sometimes avoid the interest charge described above by making a “qualified electing fund” or “QEF” election to be taxed currently on its share of the PFIC’s undistributed ordinary income.  Such election must be based on information concerning the PFIC’s earnings provided by the relevant PFIC to investors on an annual basis. We will make such information available to U.S. Holders upon request, and consequently U.S. Holders will be able to make a QEF election.  A U.S. Holder may not make a QEF election with respect to Warrants.  As a result, if a U.S. Holder sells Warrants, any gain may be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if the company is a PFIC at any time during the period the U.S. Holder holds the Warrants.  If a U.S. Holder that exercises Warrants properly makes a QEF election with respect to the newly acquired ADSs, the adverse tax consequences under PFIC rules will continue to apply with respect to the pre-QEF election period.

The application of the PFIC and QEF rules to Warrants and to ADSs acquired upon exercise of Warrants is subject to significant uncertainties.  Accordingly, each U.S. Holder should consult such holder’s tax advisor concerning the PFIC consequences of holding Warrants or of holding ADSs acquired through the exercise of such Warrants.   In addition, U.S. Holders who hold ADSs or Ordinary Shares other than through exercise of Warrants should consult their tax advisors regarding the U.S. federal income tax considerations discussed above and the desirability of making a QEF election.

U.S. Backup Withholding and Information Reporting Requirements

Dividends paid on the Ordinary Shares, and proceeds received in connection with the sale or exchange of Ordinary Shares or Warrants may be subject to information reporting to the Internal Revenue Service (the “IRS”) and backup withholding (currently imposed at a rate of 28%).  Backup withholding will not apply, however, if a U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates such fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules.  Persons required to establish their exempt status generally must provide certification on IRS Form W-9 or Form W-8BEN (as applicable).  Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability.  A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and timely furnishing any required information.

PLAN OF DISTRIBUTION

The Units offered hereby are being issued directly to the Unit Investors on or about December 6, 2007 and the Warrant Shares, if any, issued upon exercise of the Warrants offered in this offering will be issued directly to the Unit Investors or their respective assigns.  Certain of our directors and executive officers intend to subscribe for Units in this offering.

We have agreed to pay Rodman & Renshaw, LLC (“R&R”), the exclusive placement agent in connection with this offering, a fee of 5% for sales to Unit Investors not previously identified by us to them and a fee of 2.5% for sales to Unit Investors previously identified by us to them.  Subject to certain limitations and exceptions set forth therein, our placement agent agreement with R&R includes an agreement by us that, from the date of the Purchase Agreement until 45 days after the closing date of this offering, neither we nor any of our subsidiaries shall issue Ordinary Shares, ADSs or certain Ordinary Share equivalents.

We have agreed to pay each of J & E Davy and ProSeed Capital Holdings CVA a finder’s fee of 5% for sales to Unit Investors identified by them to us.  No other discounts, commissions, concessions or other compensation has been paid or will be paid to any underwriter, broker, dealer or agent in connection with the offering.

We will indemnify R&R and the purchasers of the Units against certain liabilities, including liabilities under the Securities Act.  If we are unable to provide this indemnification, we will contribute to payments R&R and the purchasers of the Units may be required to make in respect of those liabilities.

The total amount of placement agent and finders’ fees in connection with this offering is $196,300, which represent approximately 2.1% of gross proceeds of the offering.  Other expenses incurred in connection with the offering, including transfer agent’s fees, legal fees, accounting fees and other expenses, are estimated to be approximately $339,285.

LEGAL MATTERS

Cahill Gordon & Reindel llp will pass upon certain U.S. federal legal matters with respect to the offering for us. Kirkpatrick & Lockhart Preston Gates Ellis LLP will pass upon certain English legal matters with respect to the offering for us.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference documents we file with the SEC, which means that we can disclose information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus supplement, and certain later information that we file with the SEC will automatically update and supersede this information.  We incorporate by reference the following documents into this prospectus supplement:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2006 and

•
our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on January 25, 2007, February 5, 2007, February 8, 2007, February 27, 2007, March 6, 2007, March 9, 2007, March 13, 2007, April 3, 2007, April 10, 2007, April 24, 2007, May 9, 2007 (regarding our grant of stock options to Professor William Hall), May 10, 2007, June 1, 2007 (regarding our equity credit agreement), June 4, 2007, June 8, 2007, June 19, 2007, July 19, 2007, August 1, 2007, August 14, 2007, September 24, 2007, October 10, 2007, November 19, 2007 and November 20, 2007, November 29, 2007 and December 5, 2007.

All Annual Reports on Form 20-F that we file with the SEC pursuant to the Securities Exchange Act of 1934 after the date of this prospectus supplement and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such documents.  We may incorporate by reference any Report of Foreign Private Issuer on Form 6-K subsequently furnished to the SEC by identifying in such Form that it is being incorporated by reference into this prospectus supplement.

We shall undertake to provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus supplement by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents.  Requests for such copies should be directed to Amarin Corporation plc, 1st Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland, Attention: Company Secretary, telephone +353-1-6699020.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers.  You may read and copy any materials filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement of which this prospectus supplement is a part, and our other public filings with the SEC, are also available on the website maintained by the SEC at http://www.sec.gov.

Subject to Completion dated July 12, 2006

$100,000,000

AMARIN CORPORATION PLC
Ordinary Shares
Ordinary Shares, in the form of American Depositary Shares
Preference Shares
Preference Shares, in the form of American Depositary Shares
Debt Securities
Warrants
Purchase Contracts
Units
and Guarantees of Debt Securities

AMARIN FINANCE LTD.
Debt Securities

We may offer and sell from time to time:

•	ordinary shares, each of which may be represented by one American Depositary Share;

•	preference shares, each of which may be represented by one American Depositary Share;

•	warrants to purchase any other securities that may be sold under this prospectus, securities of third parties or other rights;

•	purchase contracts to purchase ordinary shares or other securities that may be sold under this prospectus;

•	any combination of these securities, individually or as units; and

•	senior or subordinated debt securities.

Amarin Finance may offer and sell from time to time senior or subordinated debt securities which we will guarantee.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our American Depositary Shares representing ordinary shares, evidenced by American Depositary Receipts, are traded on the Nasdaq Capital Market, the principal trading market for our securities, under the symbol “AMRN.” Our ordinary shares have also recently been admitted to listing on the AIM market of the London Stock Exchange and the IEX market of the Irish Stock Exchange. If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

SEE “RISK FACTORS” REFERRED TO ON PAGE 3 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for the financial soundness of Amarin Finance or the correctness of any of the statements made or opinions expressed in this prospectus.

This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is              , 2006

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that Amarin and the other registrants filed with the Securities and Exchange Commission (or the SEC) using a “shelf” registration process. Under this process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $100 million or the equivalent denominated in foreign currencies.

This prospectus provides you with a general description of the securities that we may offer and the related guarantees, if any, of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described below under the heading “Where You Can Find More Information,” before purchasing any of our securities. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including the exhibits.

You should rely only on the information contained in or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless the context otherwise requires, in this prospectus, “Amarin,” “Company,” “we,” “us” and “our” refer to Amarin Corporation plc and its consolidated subsidiaries. References to “Amarin Finance” refer to Amarin Finance Ltd. and references to “Amarin Neuroscience” refer to Amarin Neuroscience Limited. References to “U.S. dollars,” “USD” or “$” are to the lawful currency of the United States, references to “euros” or “€” are to the lawful currency of the member states of the European Monetary Union and references to “pounds sterling,” “GBP” or “£” are to the lawful currency of the United Kingdom.

AMARIN CORPORATION PLC

Amarin is a neuroscience company focused on the research, development and commercialization of novel drugs for the treatment of central nervous system disorders. Our goal is to capitalize on our reputation in neurology and to become a leader in the development and commercialization of novel drugs which address unmet medical needs.

Amarin was incorporated in England as a private limited company on March 1, 1989 under the Companies Act of 1985, a statute governing companies in Great Britain, and re-registered in England as a public limited company on March 19, 1993. Our registered office and our principal executive offices are located at 7 Curzon Street, Mayfair, London W1J 5HG, England, and our telephone number is +44-20-7499-9009. Our website address is www.amarincorp.com. Information contained in our website is not a part of this prospectus.

AMARIN FINANCE LTD.

Amarin has organized Amarin Finance for the purpose of issuing debt securities pursuant to this prospectus. There are no separate financial statements of Amarin Finance in this prospectus because it is a subsidiary of Amarin for financial reporting purposes. We do not believe the financial statements would be helpful to the holders of the securities of Amarin Finance because:

•
Amarin is a reporting company under the Securities Exchange Act of 1934, as amended (referred to in this prospectus as the “Exchange Act”) and owns, directly or indirectly, all of the voting interests of Amarin Finance;

•	Amarin Finance does not have any independent operations and does not propose to engage in any activities other than issuing securities and investing the proceeds in Amarin or its affiliates; and

•	Amarin Finance’s obligations under the securities will be fully and unconditionally guaranteed by Amarin.

Amarin Finance is exempt from the information reporting requirements of the Exchange Act.

Amarin Finance is a Bermuda exempted company limited by shares that was formed under the Bermuda Companies Act 1981 on June 23, 2006. Its registered office is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, and its telephone number is +441-295-1422.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risk factors described below and the other information included or incorporated by reference in this prospectus and the accompanying prospectus supplement before making an investment decision. The risks and uncertainties described in the risk factors are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of the risks and uncertainties mentioned in the risk factors develop into actual events, our business, financial condition and results of operations could be materially and adversely affected. In such an instance, the trading price of our securities could decline, and you might lose all or part of your investment. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.

We have a history of losses, and we may not be able to attain profitability in the foreseeable future.

We have not been profitable in four of the last five fiscal years. For the fiscal years ended December 31, 2001, 2002, 2003, 2004, and 2005 we reported (losses)/profits of approximately $(5.3) million, $(37.0) million, $(19.2) million, $4.0 million and ($18.7) million, respectively, under UK GAAP. For the quarter ended March 31, 2006, we reported losses of approximately $(6.4) million under UK GAAP. Unless and until marketing approval is obtained from either the U.S. Food and Drug Administration, which we refer to as the FDA, or European Medicines Evaluation Agency, which we refer to as the EMEA, for our principal product, MiraxionTM, or we are otherwise able to acquire rights to products that have received regulatory approval or are at an advanced stage of development and can be readily commercialized, we may not be able to generate revenues in future periods and we may not be able to attain profitability.

By February 2004, we had divested a majority of our assets. Although we subsequently acquired Amarin Neuroscience (formerly Laxdale Limited) and its leased facility in Stirling, Scotland on October 8, 2004, we continue to have limited operations, assets and financial resources. As a result, we currently have no marketable products or other source of revenues. All of our current products, including Miraxion, our principal product, are in the development stage. The development of pharmaceutical products is a capital intensive business. Therefore, we expect to incur expenses without corresponding revenues at least until we are able to obtain regulatory approval and sell our future products in significant quantities. This may result in net operating losses, which will increase continuously until we can generate an acceptable level of revenues, which we may not be able to attain. Further, even if we do achieve operating revenues, there can be no assurance that such revenues will be sufficient to fund continuing operations. Therefore, we cannot predict with certainty whether we will ever be able to achieve profitability.

In addition to advancing our existing development pipeline, we also intend to acquire rights to additional products. However, we may not be successful in doing so. We may need to raise additional capital before we can acquire any products. There is also a risk that Miraxion or any other development stage products we may acquire will not be approved by the FDA or regulatory authorities in other countries on a timely basis or at all. The inability to obtain such approvals would adversely affect our ability to generate revenues.

The likelihood of success of our business plan must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early stage businesses and the regulatory and competitive environment in which we operate.

Our historical financial results do not form an accurate basis for assessing our current business.

As a consequence of the divestiture of a majority of our business and assets during 2003 and early 2004 and our acquisition of Amarin Neuroscience in October 2004, our historical financial results do not form an accurate basis upon which investors should base an assessment of our business and prospects. Prior to such divestiture, our business was primarily the sale of marketable products in the United States, the out-licensing of our proprietary technologies, and research and development activities. Following the acquisition of Amarin Neuroscience, we are now focused on the research, development and commercialization of novel drugs for the central nervous system, which we refer to as the CNS. Accordingly, our historical financial results reflect a substantially different business from that currently being conducted.

We may have to issue additional equity leading to shareholder dilution.

We are committed to issue equity to the former shareholders of Amarin Neuroscience upon the successful achievement of specified milestones for the Miraxion development program (subject to such shareholders’ right to choose cash payment in lieu of equity). Pursuant to the Amarin Neuroscience share purchase agreement, further success-related milestones will be payable as follows:

On receipt of marketing approval in the United States and Europe for the first indication of any product containing Amarin Neuroscience intellectual property, we must make an aggregate stock or cash payment (at the sole option of each of the sellers) of GBP£7.5 million for each of the two potential market approvals (i.e., GBP£15.0 million maximum).

In addition, on receipt of a marketing approval in the United States and Europe for any other product using Amarin Neuroscience intellectual property or for a different indication of a previously approved product, we must make an aggregate stock or cash payment (at the sole option of each of the sellers) of GBP£5 million for each of the two potential market approvals (i.e., GBP£10 million maximum).

In connection with the completion of our December 2005 private placement of Ordinary Shares, which raised gross proceeds of $26.4 million, investors in the offering were issued 5-year warrants to purchase 9,135,034 ordinary shares at an exercise price of $1.43 per share. In addition, in connection with an additional private placement of ordinary shares which raised gross proceeds of $2.1 million, the investor in the offering was issued 5-year warrants to purchase 280,000 ordinary shares at an exercise price of $3.06 per share.

We also have outstanding warrants to purchase 500,000 ordinary shares at an exercise price of $1.90 per share, which were originally acquired by Elan Corporation, plc as part of a debt renegotiation and were subsequently sold by Elan to Amarin Investment Holding Limited, an entity controlled by Mr. Thomas G. Lynch, our Chairman. We also have outstanding warrants to purchase 313,234 ordinary shares at an exercise price of $3.48 per share. As at May 31, 2006, we also had outstanding employee options to purchase 5,286,963 ordinary shares at an average price of $3.00 per share. Additionally, in pursuing our growth strategy we will either need to issue new equity as consideration for the acquisition of products, or to otherwise raise additional capital, in which case equity, convertible equity or debt instruments may be issued. The creation of new shares would lead to dilution of the value of the shares held by our current shareholder base.

If we cannot find additional capital resources, we will have difficulty in operating as a going concern and growing our business.

The Company forecasts having sufficient cash to fund our group operating activities into the fourth quarter of 2007. In addition, we intend to obtain additional funding through earning license fees from partnering our drug development pipeline and/or completing further financings. There is no assurance, however, that our efforts to obtain additional funding from these sources will be successful. If efforts are unsuccessful, there is substantial uncertainty as to whether we will be able to fund our operations on an ongoing basis. We may also require further funds in the future to implement our long-term growth strategy of acquiring additional development stage and/or marketable products, recruiting clinical, regulatory and sales and marketing personnel, and growing our business. Our ability to execute our business strategy and sustain our infrastructure at our current level will be impacted by whether or not we have sufficient funds. Depending on market conditions and our ability to maintain financial stability, we may not have access to additional funds on reasonable terms or at all. Any inability to obtain additional funds when needed would have a material adverse effect on our business and on our ability to operate on a ongoing basis.

We may be dependent upon the success of a limited range of products.

At present, we are substantially reliant upon the success of our principal product, Miraxion. If development efforts for this product are not successful in either Huntington’s disease, which we refer to as HD, depression, or any other indication or if approved by the FDA, if adequate demand for this product is not generated, our business will be materially and adversely affected. Although we intend to bring additional products forward from our research and development efforts, including our novel oral formulation of apomorphine for the treatment of “off” episodes in patients with advanced Parkinson’s disease, and to acquire additional products, even if we are successful in doing so, the range of products we will be able to commercialize may be limited. This could restrict our ability to respond to adverse business conditions. If we are not successful in developing Miraxion for HD, depression, or any other indication, our formulation of apomorphine for treatment of Parkinson’s disease, or any future product, or if there is not adequate demand for any such product or the market for such product develops less rapidly than we anticipate, we may not have the ability to shift our resources to the development of alternative products. As a result, the limited range of products we intend to develop could constrain our ability to generate revenues and achieve profitability.

Our ability to generate revenues depends on obtaining regulatory approvals for Miraxion.

Miraxion, which is in phase III clinical development for HD, phase II clinical development for depressive disorders, and preclinical development for Parkinson’s disease is currently our only product in late-stage development. In order to successfully commercialize Miraxion, we will be required to conduct all tests and clinical trials needed in order to meet regulatory requirements, to obtain applicable regulatory approvals, and to prosecute patent applications. The costs of developing and obtaining regulatory approvals for pharmaceutical products can be substantial. We are conducting two phase III clinical studies to support a possible new drug application, which we refer to as an NDA, for Miraxion for the treatment of HD. Statistical significance was not achieved in the entire study patient population in the first phase III study; however, a trend to significance was observed in the group that adhered to the protocol and significant results were observed in the sub-group of patients that had a genetic CAG number of less than 45. Our ability to commercialize Miraxion for this indication is dependent upon the success of these development efforts. If such clinical trials fail to produce satisfactory results, or if we are unable to maintain the financial and operational capability to complete these development efforts, we may be unable to generate revenues from Miraxion. Even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to commercialize Miraxion successfully. For example, if the approval process takes too long we may miss market opportunities and give other companies the ability to develop competing products. Additionally, the terms of any approvals may not have the scope or breadth needed for us to commercialize Miraxion successfully.

We may not be successful in developing or marketing future products if we cannot meet extensive regulatory requirements of the FDA and other regulatory agencies for quality, safety and efficacy.

Our long-term strategy involves the development of products we may acquire from third parties. The success of these efforts is dependent in part upon the ability of the Company, its contractors, and its products to meet and to continue to meet regulatory requirements in the jurisdictions where we ultimately intend to sell such products. The development, manufacture and marketing of pharmaceutical products are subject to extensive regulation by governmental authorities in the United States, the European Union, Japan and elsewhere. In the United States, the FDA generally requires pre-clinical testing and clinical trials of each drug to establish its safety and efficacy and extensive pharmaceutical development to ensure its quality before its introduction into the market. Regulatory authorities in other jurisdictions impose similar requirements. The process of obtaining regulatory approvals is lengthy and expensive and the issuance of such approvals is uncertain. The commencement and rate of completion of clinical trials may be delayed by many factors, including:

•	the inability to manufacture sufficient quantities of qualified materials under current good manufacturing practices for use in clinical trials;

•	slower than expected rates of patient recruitment;

•	the inability to observe patients adequately after treatment;

•	changes in regulatory requirements for clinical trials;

•	the lack of effectiveness during clinical trials;

•	unforeseen safety issues;

•	delay, suspension, or termination of a trial by the institutional review board responsible for overseeing the study at a particular study site; and

•	government or regulatory delays or “clinical holds” requiring suspension or termination of a trial.

Even if we obtain positive results from early stage pre-clinical or clinical trials, we may not achieve the same success in future trials. Clinical trials that we conduct may not provide sufficient safety and effectiveness data to obtain the requisite regulatory approvals for product candidates. The failure of clinical trials to demonstrate safety and effectiveness for our desired indications could harm the development of that product candidate as well as other product candidates, and our business and results of operations would suffer.

Any approvals that are obtained may be limited in scope, or may be accompanied by burdensome post-approval study or other requirements. This could adversely affect our ability to earn revenues from the sale of such products. Even in circumstances where products are approved by a regulatory body for sale, the regulatory or legal requirements may change over time, or new safety or efficacy information may be identified concerning a product, which may lead to the withdrawal of a product from the market. Additionally, even after approval, a marketed drug and its manufacturer are subject to continual review. The discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market, which would have a negative impact on our potential revenue stream.

After approval, our products will be subject to extensive government regulation.

Once a product is approved, numerous post-approval requirements apply. Among other things, the holder of an approved NDA or other license is subject to periodic and other monitoring and reporting obligations enforced by the FDA and other regulatory bodies, including obligations to monitor and report adverse events and instances of the failure of a product to meet the specifications in the approved application. Application holders must also submit advertising and other promotional material to regulatory authorities and report on ongoing clinical trials.

Advertising and promotional materials must comply with FDA rules in addition to other potentially applicable federal and local laws in the United States and in other countries. In the United States, the distribution of product samples to physicians must comply with the requirements of the U.S. Prescription Drug Marketing Act. Manufacturing facilities remain subject to FDA inspection and must continue to adhere to the FDA’s current good manufacturing practice requirements. Application holders must obtain FDA approval for product and manufacturing changes, depending on the nature of the change. Sales, marketing, and scientific/educational grant programs must also comply with the U.S. Medicare-Medicaid Anti-Fraud and Abuse Act, as amended, the U.S. False Claims Act, as amended and similar state laws. Pricing and rebate programs must comply with the U.S. Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990, as amended. If products are made available to authorized users of the U.S. Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to U.S. federal and state consumer protection and unfair competition laws. Similar requirements exist in all of these areas in other countries.

Depending on the circumstances, failure to meet these post-approval requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, or refusal to allow us to enter into supply contracts, including government contracts. In addition, even if we comply with FDA and other requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw a product approval. Adverse regulatory action, whether pre- or post-approval, can potentially lead to product liability claims and increase our product liability exposure. We must also compete against other products in qualifying for reimbursement under applicable third party payment and insurance programs.

Our future products may not be able to compete effectively against those of our competitors.

Competition in the pharmaceutical industry is intense and is expected to increase. If we are successful in completing the development of Miraxion, we may face competition to the extent other pharmaceutical companies are able to develop products for the treatment of HD, depression or Parkinson’s disease. Potential competitors in this market may include companies with greater resources and name recognition than us. Furthermore, to the extent we are able to acquire or develop additional marketable products in the future such products will compete with a variety of other products within the United States or elsewhere, possibly including established drugs and major brand names. Competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors to our future products. Products based on new technologies or new drugs could render our products obsolete or uneconomical.

Our potential competitors both in the United States and Europe may include large, well-established pharmaceutical companies, specialty pharmaceutical sales and marketing companies, and specialized neurology companies. In addition, we may compete with universities and other institutions involved in the development of technologies and products that may be competitive with ours. Many of our competitors will likely have greater resources than us, including financial, product development, marketing, personnel and other resources. Should a competitive product obtain marketing approval prior to Miraxion, this would significantly erode the projected revenue streams for such product.

The success of our future products will also depend in large part on the willingness of physicians to prescribe these products to their patients. Our future products may compete against products that have achieved broad recognition and acceptance among medical professionals. In order to achieve an acceptable level of subscriptions for our future products, we must be able to meet the needs of both the medical community and end users with respect to cost, efficacy and other factors.

Our supply of future products could be dependent upon relationships with manufacturers and key suppliers.

We have no in-house manufacturing capacity and, to the extent we are successful in completing the development of Miraxion and/or acquiring or developing other marketable products in the future, we will be obliged to rely upon contract manufacturers to produce our products. We may not be able to enter into manufacturing arrangements on terms that are favorable to us. Moreover, if any future manufacturers should cease doing business with us or experience delays, shortages of supply or excessive demands on their capacity, we may not be able to obtain adequate quantities of product in a timely manner, or at all. Manufacturers are required to comply with current NDA commitments and Good Manufacturing Practices requirements enforced by the FDA, and similar requirements of other countries. The failure by a future manufacturer to comply with these requirements could affect its ability to provide us with product. Any manufacturing problem or the loss of a contract manufacturer could be disruptive to our operations and result in lost sales.

Additionally, we will be reliant on third parties to supply the raw materials needed to manufacture Miraxion and other potential products. Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality. Any unanticipated disruption to future contract manufacture caused by problems at suppliers could delay shipment of products, increase our cost of goods sold and result in lost sales.

We may not be able to grow our business unless we can acquire and market or in-license new products.

We are pursuing a strategy of product acquisitions and in-licensing in order to supplement our own research and development activity. For example, in May 2006, we acquired the global rights to a novel formulation of apomorphine for the treatment of “off” episodes in patients with advanced Parkinson’s disease. Our success in this regard will be dependent on our ability to identify other companies that are willing to sell or license product lines to us. We will be competing for these products with other parties, many of whom have substantially greater financial, marketing and sales resources. Even if suitable products are available, depending on competitive conditions we may not be able to acquire rights to additional products on acceptable terms, or at all. Our inability to acquire additional products or successfully introduce new products could have a material adverse effect on our business.

In order to commercialize our future products, we will need to establish a sales and marketing capability.

At present, we do not have any sales or marketing capability since all of our products are currently in the development stage. However, if we are successful in obtaining regulatory approval for Miraxion, we intend to di-

rectly commercialize this product for HD in the U.S. market. Similarly, to the extent we execute our long-term strategy of expanding our portfolio by developing or acquiring additional marketable products, we intend to directly sell our neurology products in the United States. In order to market Miraxion and any other new products, we will need to add marketing and sales personnel who have expertise in the pharmaceuticals business. We must also develop the necessary supporting distribution channels. Although we believe we can build the required infrastructure, we may not be successful in doing so if we cannot attract personnel or generate sufficient capital to fund these efforts. Failure to establish a sales force and distribution network in the United States would have a material adverse effect on our ability to grow our business.

The planned expansion of our business may strain our resources.

Our strategy for growth includes potential acquisitions of new products for development and the introduction of these products to the market. Since we currently operate with limited resources, the addition of such new products could require a significant expansion of our operations, including the recruitment, hiring and training of additional personnel, particularly those with a clinical or regulatory background. Any failure to recruit necessary personnel could have a material adverse effect on our business. Additionally, the expansion of our operations and work force could create a strain on our financial and management resources and it may require us to add management personnel.

We may incur potential liabilities relating to discontinued operations or products.

In October 2003, we sold Gacell Holdings AB, the Swedish holding company of Amarin Development AB, which we refer to as ADAB, our Swedish drug development subsidiary, to Watson Pharmaceuticals, Inc. In February 2004, we sold our U.S. subsidiary, Amarin Pharmaceuticals Inc., and certain assets, to Valeant. In connection with these transactions, we provided a number of representations and warranties to Valeant and Watson regarding the respective businesses sold to them, and other matters, and we undertook to indemnify Valeant and Watson under certain circumstances for breaches of such representations and warranties. We are not aware of any circumstances which could reasonably be expected to give rise to an indemnification obligation under our agreements with either Valeant or Watson. However, we cannot predict whether matters may arise in the future which were not known to us and which, under the terms of the relevant agreements, could give rise to a claim against us.

We will be dependent on patents, proprietary rights and confidentiality.

Because of the significant time and expense involved in developing new products and obtaining regulatory approvals, it is very important to obtain patent and trade secret protection for new technologies, products and processes. Our ability to successfully implement our business plan will depend in large part on our ability to:

•	acquire patented or patentable products and technologies;

•	obtain and maintain patent protection for our current and acquired products;

•	preserve any trade secrets relating to our current and future products; and

•	operate without infringing the proprietary rights of third parties.

Although we intend to make reasonable efforts to protect our current and future intellectual property rights and to ensure that any proprietary technology we acquire does not infringe the rights of other parties, we may not be able to ascertain the existence of all potentially conflicting claims. Therefore, there is a risk that third parties may make claims of infringement against our current or future products or technologies. In addition, third parties may be able to obtain patents that prevent the sale of our current or future products or require us to obtain a license and pay significant fees or royalties in order to continue selling such products.

We may in the future discover the existence of products that infringe upon patents that we own or that have been licensed to us. Although we intend to protect our trade secrets and proprietary know-how through confidential-

ity agreements with our manufacturers, employees and consultants, we may not be able to prevent our competitors from breaching these agreements or third parties from independently developing or learning of our trade secrets.

We anticipate that competitors may from time to time oppose our efforts to obtain patent protection for new technologies or to submit patented technologies for regulatory approvals. Competitors may seek to challenge patent applications or existing patents to delay the approval process, even if the challenge has little or no merit. Patent challenges are generally highly technical, time consuming and expensive to pursue. Were we to be subject to one or more patent challenges, that effort could consume substantial time and resources, with no assurances of success, even when holding an issued patent.

The loss of any key management or qualified personnel could disrupt our business.

We are highly dependent upon the efforts of our senior management. The loss of the services of one or more members of senior management could have a material adverse effect on us. As a small company with a streamlined management structure, the departure of any key person could have a significant impact and would be potentially disruptive to our business until such time as a suitable replacement is hired. Furthermore, because of the specialized nature of our business, as our business plan progresses we will be highly dependent upon our ability to attract and retain qualified scientific, technical and key management personnel. There is intense competition for qualified personnel in the areas of our activities. In this environment we may not be able to attract and retain the personnel necessary for the development of our business, particularly if we do not achieve profitability. The failure to recruit key scientific and technical personnel would be detrimental to our ability to implement our business plan.

We have entered into an employment agreement with our chief executive officer, Richard A. B. Stewart. The term of this agreement continues in full force and effect, subject to either party’s right to terminate upon twelve months’ notice. Our officers and key employees, other than Mr. Stewart, are not employed for any specified period and are not restricted from seeking employment elsewhere, subject only to giving appropriate notice to us.

We are subject to continuing potential product liability and do not carry product liability insurance to cover this risk.

Although we disposed of the majority of our former products during 2003 and 2004, we remain subject to the potential risk of product liability claims relating to the manufacturing and marketing of our former products during the period prior to their divestiture. Any person who is injured as a result of using one of our former products during our period of ownership may have a product liability claim against us without having to prove that we were at fault. The potential for liability exists despite the fact that our former subsidiary, Amarin Pharmaceuticals Inc. conducted all sales and marketing activities with respect to such product. Although we have not retained any liabilities of Amarin Pharmaceuticals Inc. in this regard, as the prior holder of ownership rights to such former products, third parties could seek to assert potential claims against us. Since we distributed and sold our products to a wide number of end users, the risk of such claims could be material. Product liability claims could also be brought by persons who took part in clinical trials involving our current or former development stage products. A successful claim brought against us could have a material adverse effect on our business.

We do not at present carry product liability insurance to cover any such risks. If we were to seek insurance coverage, we may not be able to maintain product liability coverage on acceptable terms if our claims experience results in high rates, or if product liability insurance otherwise becomes costlier or unavailable because of general economic, market or industry conditions. If we add significant products to our portfolio, we will require product liability coverage and may not be able to secure such coverage at reasonable rates or at all.

Amarin was responsible for the sales and marketing of Permax from May 2001 until February 2004. On May 17, 2001, Amarin acquired the U.S. sales and marketing rights to Permax from Elan. An affiliate of Elan had previously obtained the licensing rights to Permax from Eli Lilly and Company in 1993. Eli Lilly originally obtained approval for Permax on December 30, 1988 and has been responsible for the manufacture and supply of Permax since that date. On February 25, 2004 Amarin sold its U.S. subsidiary, Amarin Pharmaceuticals, Inc., including the rights to Permax, to Valeant Pharmaceuticals International.

In late 2002, Eli Lilly, as the holder of the NDA for Permax, received a recommendation from the FDA to consider making a change to the package insert for Permax based upon the very rare observation of cardiac valvulopathy in patients taking Permax. While Permax has not been definitely proven as the cause of this condition, similar reports have been notified in patients taking other ergot-derived pharmaceutical products, of which Permax is an example. In early 2003, Eli Lilly amended the package insert for Permax to reflect the risk of cardiac valvulopathy in patients taking Permax and also sent a letter to a number of doctors in the United States describing this potential risk. Causation is not established, but is thought to be consistent with other fibrotic side effects observed in Permax.

During 2005, five lawsuits alleging claims related to cardiac valvulopathy and Permax were pending in the United States. Eli Lilly, Elan, Valeant, and/or Amarin were defendants in these lawsuits. As of the present date, each of these cases has settled. Most of the details of these settlements are confidential.

One other lawsuit, which alleges claims related to compulsive gambling and Permax, remains pending in the United States. Amarin, Eli Lilly, Elan, and Valeant are defendants in this lawsuit, and are defending against the claims and allegations. This case is currently in the early stages of discovery. A similar lawsuit related to compulsive gambling and Permax is being threatened against Eli Lilly, Elan, and/or Valeant, and could possibly implicate Amarin.

The Company has reviewed the position and having taken external legal advice considers the potential risk of significant liability arising for Amarin from these legal actions to be remote. No provision is booked in the accounts at December 2005.

The price of our ADSs may be volatile.

The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the securities of many pharmaceutical and medical technology companies have been especially volatile in the past, and this trend is expected to continue in the future. Our ADSs may also be subject to volatility as a result of their limited trading market. We currently have approximately 81,461,774 ADSs representing ordinary shares outstanding. There is a risk that there may not be sufficient liquidity in the market to accommodate significant increases in selling activity or the sale of a large block of securities. Our ADSs have historically had limited trading volume, which may also result in volatility. During the twelve-month period ending June 30, 2006, the average daily trading volume for our ADSs was 181,810 shares.

If our public float and the level of trading remain at limited levels over the long term, this could result in volatility and increase the risk that the market price of our ADSs may be affected by factors such as:

•	the announcement of new products or technologies;

•	innovation by us or our future competitors;

•	developments or disputes concerning any future patent or proprietary rights;

•	actual or potential medical results relating to our products or our competitors’ products;

•	interim failures or setbacks in product development;

•	regulatory developments in the United States, the European Union or other countries;

•	currency exchange rate fluctuations; and

•	period-to-period variations in our results of operations.

The rights of our shareholders may differ from the rights typically afforded to shareholders of a U.S. corporation.

We are incorporated under English law and our ordinary shares have recently been admitted to trading on the AIM market of the London Stock Exchange and the IEX market of the Irish Stock Exchange. The rights of holders of ordinary shares and, therefore, certain of the rights of holders of ADSs, are governed by English law, including the Companies Act 1985 (as amended), and by our memorandum and articles of association and the Company is subject to the rules of AIM and IEX. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. The principal differences include the following:

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Under English law, each shareholder present at a meeting has only one vote unless a valid demand is made for a vote on a poll, in which each holder gets one vote per share owned. Under U.S. law, each shareholder typically is entitled to one vote per share at all meetings. Under English law, it is only on a poll that the number of shares determines the number of votes a holder may cast. You should be aware, however, that the voting rights of ADSs are also governed by the provisions of a deposit agreement with our depositary bank.

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Under English law, each shareholder generally has pre-emptive rights to subscribe on a proportionate basis to any issuance of shares. Under U.S. law, shareholders generally do not have pre-emptive rights unless specifically granted in the certificate of incorporation or otherwise.

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Under English law, certain matters require the approval of 75% of the shareholders, including amendments to the memorandum and articles of association. This may make it more difficult for us to complete corporate transactions deemed advisable by our board of directors. Under U.S. law, generally only majority shareholder approval is required to amend the certificate of incorporation or to approve other significant transactions. Under the rules of AIM and IEX, certain transactions require the approval of 50% of the shareholders, including disposals resulting in a fundamental change of business and reverse takeovers. In addition, certain transactions with a party related to the Company for the purposes of the AIM rules requires that the Company consult with its nominated adviser as to whether the transaction is fair and reasonable as far as shareholders are concerned.

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Under English law, shareholders may be required to disclose information regarding their equity interests upon our request, and the failure to provide the required information could result in the loss or restriction of rights attaching to the shares, including prohibitions on the transfer of the shares, as well as restrictions on dividends and other payments. Comparable provisions generally do not exist under U.S. law.

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The quorum requirements for a shareholders’ meeting is a minimum of two persons present in person or by proxy. Under U.S. law, a majority of the shares eligible to vote must generally be present (in person or by proxy) at a shareholders’ meeting in order to constitute a quorum. The minimum number of shares required for a quorum can be reduced pursuant to a provision in a company’s certificate of incorporation or bylaws, but typically not below one-third of the shares entitled to vote at the meeting.

U.S. shareholders may not be able to enforce civil liabilities against us.

A number of our directors and executive officers are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our English solicitors that there is doubt as to the enforceability in England in original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States.

In addition, Amarin Finance is an exempted company limited by shares organized under the laws of Bermuda. A number of Amarin Finance’s directors and executive officers are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Bermuda attorneys that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions (including the United States) against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

Foreign currency fluctuations may affect our future financial results or cause us to incur losses.

We record our transactions and prepare our financial statements in U.S. dollars. Since our strategy involves the development of products for the U.S. market, a significant part of our clinical trial expenditures are denominated in U.S. dollars and we anticipate that the majority of our future revenues will be denominated in U.S. dollars. However, a significant portion of our costs are denominated in pounds sterling and euro as a result of our being engaged in activities in the United Kingdom and the European Union. As a consequence, the results reported in our financial statements are potentially subject to the impact of currency fluctuations between the U.S. dollar on the one hand, and pounds sterling and euro on the other hand. We are focused on development activities and do not anticipate generating on-going revenues in the short-term. Accordingly, we do not engage in significant currency hedging activities in order to restrict the risk of exchange rate fluctuations. However, if we should commence commercializing any products in the United States, changes in the relation of the U.S. dollar to the pound sterling and/or the euro may affect our revenues and operating margins. In general, we could incur losses if the U.S. dollar should become devalued relative to the pound sterling and/or the euro.

U.S. Holders of our ordinary shares or ADSs could be subject to material adverse tax consequences if we are considered a PFIC for U.S. federal income tax purposes.

There is a risk that we will be classified as a passive foreign investment company, or “PFIC”, for U.S. federal income tax purposes. Our status as a PFIC could result in a reduction in the after-tax return to U.S. Holders of our Ordinary Shares or ADSs and may cause a reduction in the value of such shares. We will be classified as a PFIC for any taxable year in which (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average value of all our assets produce or are held for the production of passive income. For this purpose, passive income includes interest, gains from the sale of stock, and royalties that are not derived in the active conduct of a trade or business. Because we receive interest and may recognize gains from the sale of appreciated stock, there is a risk that we will be considered a PFIC under the income test described above. In addition, because of our cash position, there is a risk that we will be considered a PFIC under the asset test described above. While we believe that the PFIC rules were not intended to apply to companies such as us that focus on research, development and commercialization of drugs, no assurance can be given that the U.S. Internal Revenue Service or a U.S. court would determine that, based on the composition of our income and assets, we are not a PFIC currently or in the future. If we were classified as a PFIC, U.S. Holders of our ordinary shares or ADSs could be subject to greater U.S. income tax liability than might otherwise apply, imposition of U.S. income tax in advance of when tax would otherwise apply, and detailed tax filing requirements that would not otherwise apply. The PFIC rules are complex and you are urged to consult your own tax advisors regarding the possible application of the PFIC rules to you in your particular circumstances.

If we fail to comply with the terms of our licensing agreement with Scarista Limited, our licensor may terminate certain licenses to patent rights, causing us to lose valuable intellectual property assets.

Under the terms of a licensing agreement between Scarista Limited and Amarin Neuroscience, our exclusive license to certain valuable patent rights covering certain of our technologies may be terminated if we fail to meet various obligations to Scarista. Under the terms of this agreement we are obligated to meet certain performance obligations in respect of the clinical development and commercialization of Miraxion, payment of royalties, and filing, maintenance and prosecution of the covered patent rights. In particular, we are obligated to use our reasonable commercial efforts to pursue the completion of the Miraxion trials with a view to applying for an FDA ap-

proval for the indication of Huntington’s disease in the U.S. Under the terms of this agreement Scarista is entitled to terminate this agreement forthwith by notice in writing to the other if we commit a material breach of this Agreement and fail to remedy the same within 90 days after receipt of a written notice of the breach requiring remedy of the same. The performance of our obligations to Scarista will require increasing expenditures as the development of Miraxion continues. We cannot guarantee that we will be capable of raising the funds necessary to meet our obligations under this agreement to fulfill these licensing obligations.

We do not currently have the capability to undertake manufacturing of any potential products.

We have not invested in manufacturing and have no manufacturing experience. We cannot assure you that we will successfully manufacture any product we may develop, either independently or under manufacturing arrangements, if any, with third party manufacturers. To the extent that we enter into contractual relationships with other companies to manufacture our products, if any, the success of those products may depend on the success of securing and maintaining contractual relationships with third party manufacturers (and any sub-contractors they engage).

We have secured supply of Miraxion through the expected launch period of the product. Our ability to meet commercial demand for Miraxion beyond this quantity would depend on our successfully obtaining a commitment for such supplies. We are currently in discussion with the existing and other manufacturers to meet this requirement. We cannot guarantee that we will be able to obtain a commitment from the existing contract manufacturer and/or to negotiate a second supply agreement with an alternate contract manufacturer to manufacture additional commercial supplies of Miraxion. If we were unable to do so, we would be unable to successfully commercialize Miraxion and our results of operations and prospects would be materially adversely affected.

We do not currently have the capability to undertake marketing, or sales of any potential products.

We have not invested in marketing or product sales resources. We cannot assure you that we will be able to acquire such resources. We cannot assure you that we will successfully market any product we may develop, either independently or under marketing arrangements, if any, with other companies. To the extent that we enter into contractual relationships with other companies to market our products, if any, the success of such products may depend on the success of securing and maintaining such contractual relationships the efforts of those other companies (and any sub-contractors they engage).

We have limited personnel to oversee out-sourced clinical testing and the regulatory approval process.

It is likely that we will also need to hire additional personnel skilled in the clinical testing and regulatory compliance process if we develop additional product candidates with commercial potential. We do not currently have the capability to conduct clinical testing in-house and do not currently have plans to develop such a capability. We out-source our clinical testing to contract research organizations. We currently have a limited number of employees and certain other outside consultants who oversee the contract research organizations involved in clinical testing of our compounds.

We cannot assure you that our limited oversight of the contract research organizations will suffice to avoid significant problems with the protocols and conduct of the clinical trials.

We depend on contract research organizations to conduct our pre-clinical and our clinical testing. We have engaged and intend to continue to engage third party contract research organizations and other third parties to help us develop our drug candidates. Although we have designed the clinical trials for drug candidates, the contract research organizations will be conducting all of our clinical trials. As a result, many important aspects of our drug development programs have been and will continue to be outside of our direct control. In addition, the contract research organizations may not perform all of their obligations under arrangements with us. If the contract research organizations do not perform clinical trials in a satisfactory manner or breach their obligations to us, the development and commercialization of any drug candidate may be delayed or precluded. We cannot control the amount and timing of resources these contract research organizations devote to our programs or product candidates. The failure of any of these contract research organizations to comply with any governmental regulations would substantially harm our development and marketing efforts and delay or prevent regulatory approval of our drug candidates. If we are unable to rely on clinical data collected by others, we could be required to repeat, extend the duration of, or increase the size of our clinical trials and this could significantly delay commercialization and require significantly greater expenditures.

Despite the use of confidentiality agreements and/or proprietary rights agreements, which themselves may be of limited effectiveness, it may be difficult for us to protect our trade secrets.

We rely on trade secrets to protect technology in cases when we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require certain of our academic collaborators, contractors and consultants to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary information.

Potential technological changes in our field of business create considerable uncertainty.

We are engaged in the biopharmaceutical field, which is characterized by extensive research efforts and rapid technological progress. New developments in research are expected to continue at a rapid pace in both industry and academia. We cannot assure you that research and discoveries by others will not render some or all of our programs or product candidates uncompetitive or obsolete.

Our business strategy is based in part upon new and unproven technologies to the development of biopharmaceutical products for the treatment of Huntington’s disease and other neurological disorders. We cannot assure you that unforeseen problems will not develop with these technologies or applications or that commercially feasible products will ultimately be developed by us.

Third-Party Reimbursement and Health Care Cost Containment Initiatives and Treatment Guidelines May Constrain Our Future Revenues.

Our ability to market successfully our existing and future new products will depend in part on the level of reimbursement that government health administration authorities, private health coverage insurers and other organizations provide for the cost of our products and related treatments. Countries in which our products are sold through reimbursement schemes under national health insurance programs frequently require that manufacturers and sellers of pharmaceutical products obtain governmental approval of initial prices and any subsequent price increases. In certain countries, including the United States, government-funded and private medical care plans can exert significant indirect pressure on prices. We may not be able to sell our products profitably if adequate prices are not approved or reimbursement is unavailable or limited in scope. Increasingly, third-party payers attempt to contain health care costs in ways that are likely to impact our development of products including:

•	failing to approve or challenging the prices charged for health care products;

•	introducing reimportation schemes from lower priced jurisdictions;

•	limiting both coverage and the amount of reimbursement for new therapeutic products;

•	denying or limiting coverage for products that are approved by the regulatory agencies but are considered to be experimental or investigational by third-party payers;

•	refusing to provide coverage when an approved product is used in a way that has not received regulatory marketing approval; and

•	refusing to provide coverage when an approved product is not appraised favorably by the National Institute for Clinical Excellence in the UK, or similar agencies in other countries.

We are undergoing significant organizational change. Failure to manage disruption to the business or the loss of key personnel could have an adverse effect on our business.

We are making significant changes to both our management structure and the locations from which we operate. As a result of this, in the short term, morale may be lowered and key employees may decide to leave, or may be distracted from their usual role. This could result in delays in development projects, failure to achieve managerial targets or other disruption to the business. The benefits of the reorganization are expected to be a significant improvement in operating effectiveness and substantial cost savings.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. These forward-looking statements relate, among other things, to our ability to develop and obtain regulatory approvals for our products under development, our future capital needs, our ability to further acquire or develop additional marketable products, acceptance of our products by prescribers and end-users, our ability to retain and maintain our relationships with third-party manufacturers on which we rely, competitive factors, and our marketing and sales plans. In addition, we may make forward-looking statements in future filings with the Securities and Exchange Commission, or the SEC, and in written material, press releases and oral statements issued by or on behalf of us. Forward-looking statements include statements regarding our intent, belief or current expectations or those of our management regarding various matters, including statements that include forward-looking terminology such as “may,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “continues,” or similar expressions.

Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control. Among the factors that could cause actual results to differ materially from those described or projected herein are the factors identified in the Risk Factors section of this prospectus and any prospectus supplement and the following:

•	the success of our research and development activities, including the phase III trials with Miraxion in Huntington’s disease and our efforts with apomorphine in Parkinson’s desease;

•
decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products;

•	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

•	the success with which developed products may be commercialized;

•	competitive developments affecting our products under development;

•
the effect of possible domestic and foreign legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare in the United States, and involuntary approval of prescription medicines for over-the-counter use;

•	our ability to protect our patents and other intellectual property;

•	claims and concerns that may arise regarding the safety or efficacy of our product candidates;

•	governmental laws and regulations affecting our operations, including those affecting taxation;

•	our ability to maintain sufficient cash and other liquid resources to meet our operating requirements;

•	general changes in U.K. and U.S. generally accepted accounting principles;

•	growth in costs and expenses; and

•	the impact of acquisitions, divestitures and other unusual items, including our ability to integrate our acquisition of Amarin Neuroscience.

This list of factors is not exclusive and other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

All forward-looking statements in this prospectus are based on information available to us on the date hereof. We may not be required to publicly update or revise any forward-looking statements that may be made by us or on our behalf, in this prospectus or otherwise, whether as a result of new information, future events or other reasons. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

PRESENTATION OF FINANCIAL INFORMATION

We changed our functional currency on January 1, 2003 to U.S. dollars to reflect the fact that the majority of our transactions, assets and liabilities were, after that date, to be denominated in that currency. Consequently, certain historical pound sterling amounts in this prospectus and in the material incorporated by reference herein have been translated into U.S. dollars. Unless otherwise stated herein, translations of pounds sterling into and from U.S. dollars have been made at an exchange rate of £1 to $1.6099, being the mid point rate on December 31, 2002. The Noon Buying Rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York at December 31, 2002 was £1.00 to $1.6095. We do not believe this difference to be material. On July 11, 2006, the Noon Buying Rate was £1.00 to $1.8431.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference documents we file with the SEC, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

(i)our Annual Report on Form 20-F for the fiscal year ended December 31, 2005 filed on March 30, 2006 and any amendments thereto; and

(ii)our reports on Form 6-K dated April 5, 2006, April 7, 2006, May 8, 2006, May 9, 2006, May 11, 2006, May 12, 2006, May 17, 2006, May 18, 2006, June 9, 2006, June 29, 2006, July 5, 2006 and July 11, 2006.

All annual reports on Form 20-F that we file with the SEC pursuant to the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form that it is being incorporated by reference into this prospectus.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to Amarin Corporation plc, 50 Pembroke Road, Ballsbridge, Dublin 4, Ireland, Attention: Company Secretary, telephone +353 (0) 1 669 9023.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement of which this prospectus is a part, and other public filings with the SEC, are also available on the website maintained by the SEC at http://www.sec.gov.

We provide Citibank N.A., as depositary under the deposit agreement between us, the depositary and registered holders of the American Depositary Receipts evidencing ADSs, with annual reports, including a review of operations, and annual audited consolidated financial statements prepared in conformity with generally accepted accounting principles in the United Kingdom, or UK GAAP, together with a reconciliation of net income and total stockholders equity to generally accepted accounting principles in the United States, or US GAAP. Upon receipt of these reports, the depositary is obligated to promptly mail them to all record holders of ADSs. We also furnish to the depositary all notices of meetings of holders of our ordinary shares and other reports and communications that are made generally available to holders of our ordinary shares. The depositary has undertaken in the deposit agreement to mail to all holders of ADSs a notice containing the information contained in any notice of a shareholders’ meeting received by the depositary, or a summary of such information. The depositary has also undertaken in the deposit agreement to make available to all holders of ADSs such notices and all other reports and communications received by the depositary in the same manner as we make them available to holders of ordinary shares.

ENFORCEABILITY OF CIVIL LIABILITIES

Amarin Corporation plc

We are a public limited company incorporated under the laws of England and Wales. A number of our directors and executive officers are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our English solicitors that there is doubt as to the enforceability in England, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States.

Amarin Finance Ltd.

Amarin Finance is an exempted company limited by shares company organized under the laws of Bermuda. A number of Amarin Finance’s directors and executive officers are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Bermuda lawyers that there is doubt as to the enforceability in Bermuda, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes, which may include funding future acquisitions.

Proceeds may also be used for other purposes specified in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE SHARE DIVidends

Amarin’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preference share dividends for the periods presented are as follows:

Year Ended December 31,
	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges - UK GAAP*	-	-	-	-	-
Ratio of earnings to fixed charges - US GAAP*	-	-	-	-	-
Ratio of earnings to combined fixed charges - UK GAAP	-	-	-	-	-
Ratio of earnings to combined fixed charges - US GAAP	-	-	-	-	-

* The company reported an operating loss on ordinary activities for each of the five years 2001 - 2005.

•
Under UK GAAP, the deficiency of earnings to cover fixed charges for the fiscal year ended December 31, 2001 was $5,046,000, for the fiscal year ended December 31, 2002 was $9,033,000, for the fiscal year ended December 31, 2003 was $7,520,000 for the fiscal year ended December 31, 2004 was $10,594,000 and for the fiscal year ended December 31, 2005 was $19,285,000.

•
Under UK GAAP, the deficiency of earnings to cover combined fixed charges and preferred stock dividends for the fiscal year ended December 31, 2001 was $5,246,000, for the fiscal year ended December 31, 2002 was $9,155,000 and for the fiscal year ended December 31, 2003 was $7,544,000.

•
Under US GAAP, the deficiency of earnings to cover fixed charges for the fiscal year ended December 31, 2001 was $5,736,000, for the fiscal year ended December 31, 2002 was $6,453,000, for the fiscal year ended December 31, 2003 was $6,994,000 for the fiscal year ended December 31, 2004 was $57,860,000 and for the fiscal year ended December 31, 2005 was $20,282,000.

•
Under US GAAP, the deficiency of earnings to cover combined fixed charges and preferred stock dividends for the fiscal year ended December 31, 2001 was $5,936,000, for the fiscal year ended December 31, 2002 was $6,575,000 and for the fiscal year ended December 31, 2003 was $7,018,000.

Earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense and the portion of rent expense that is representative of interest expense.

CAPITALIZATION AND INDEBTEDNESS1

The following table sets forth, on a UK GAAP basis, our capitalization as of March 31, 2006. Adjustments up to May 30, 2006 are described below. This table should be read in conjunction with our consolidated financial statements as of and for the three years ended December 31, 2005 set forth in our Annual Report on Form 20-F (incorporated by reference herein), for the year ended December 31, 2005.

In April 2006, the Company issued 20,066 shares due to the exercise of share options of nominal values $2,000 in aggregate for a total consideration of $61,000. In May 2006, the Company issued 120,096 shares due to the exercise of shares options of nominal value $11,000 in aggregate for a total consideration of $345,000.

1  We have no indebtedness outstanding on the date of this prospectus and had no indebtedness outstanding as of March 31, 2006.

As of March 31, 2006, Amarin Corporation plc held approximately $35.3 million of cash and receivables balances.

$’000
Shareholders’ equity:
Ordinary share capital	7,108
Treasury shares	(217)
Capital redemption reserve	27,633
Share premium account	130,818
Profit and loss account — (deficit)	(126,065)
Total shareholders’ equity	39,277
Total capitalization	39,277

PRICE HISTORY

The following table sets forth the range of high and low closing sale prices for our ADSs for the periods indicated, as reported by the Nasdaq Capital Market. These prices do not include retail mark-ups, markdowns, or commissions but give effect to a change in the number of ordinary shares represented by each ADS, implemented in both October 1998 and July 2002. Historical data in the table has been restated to take into account these changes.

	USD High	USD Low
Fiscal Year Ended
December 31, 2001	27.97	5.00
December 31, 2002	21.00	2.76
December 31, 2003	4.81	1.39
December 31, 2004	3.99	0.53
December 31, 2005	3.40	1.06
Fiscal Year Ended December 31, 2004
First Quarter	3.50	1.35
Second Quarter	1.46	0.86
Third Quarter	0.97	0.53
Fourth Quarter	3.99	1.00
Fiscal Year Ended December 31, 2005
First Quarter	3.40	2.14
Second Quarter	2.36	1.06
Third Quarter	1.67	1.32
Fourth Quarter	1.45	1.07
Fiscal Year Ending December 31, 2006
First Quarter	3.74	1.27
Second Quarter	3.10	1.93
January 2006	3.43	1.27
February 2006	3.74	2.96
March 2006	3.60	3.17
April, 2006	3.10	2.79
May, 2006	3.01	1.93
June, 2006	2.47	2.14

On July 11, 2006, the closing price of our ADSs as reported on the Nasdaq Capital Market was $2.41 per ADS.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We or Amarin Finance may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Amarin’s senior debt securities would be issued under a senior indenture to be entered into among Amarin and a trustee to be named. Amarin’s subordinated debt securities would be issued under a subordinated indenture to be entered into among Amarin and a trustee to be named. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The senior debt securities of Amarin Finance would be issued under a senior indenture to be entered into among that entity, Amarin, as guarantor, and a trustee to be named. The subordinated debt securities of Amarin Finance would be issued under a subordinated indenture to be entered into among that entity, Amarin, as guarantor, and a trustee to be named. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

All of the indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” All senior indentures are sometimes referred to in this prospectus collectively as the “senior indentures” and each, individually, as a “senior indenture.” All subordinated indentures are sometimes referred to in this prospectus collectively as the “subordinated indentures” and each, individually, as a “subordinated indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indentures and the related debt securities are not complete, you should refer to the forms of the indentures and the debt securities for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below, and the debt securities. The senior indentures and subordinated indentures are substantially identical to one another, except for specific provisions relating to subordination contained in the subordinated indentures.

General

The provisions of the indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the senior debt securities will be the issuer’s direct, unsecured and unsubordinated general obligations and will have the same rank as all of the issuer’s other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured obligations of the issuer, subordinated in right of payment to the prior payment in full of all senior indebtedness of the issuer with respect to such series, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement.

Payments

The issuer may issue debt securities from time to time in one or more series. The provisions of the indentures allow the issuer to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. The issuer may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	the specific designation;

•	the aggregate principal amount of the debt securities;

•	the indenture under which the debt securities are issued;

•	applicable subordination provisions, if any;

•	percentage or percentages of principal amount at which the debt securities will be issued;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, are payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•
whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether the securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the global depositary;

•
the terms on which holders of the debt securities may convert or exchange these securities into or for ordinary shares or other of our securities or of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

•
information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•
whether and under what circumstances the issuer will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material English, U.S. federal and, if applicable, Bermuda income tax consequences, including, but not limited to:

•
tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in foreign currencies;

•	whether the debt securities will be secured;

•	any applicable selling restrictions;

•	whether the securities issued will be entitled to the benefits of guarantees; and

•
any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. The issuer will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the applicable indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

Each indenture provides holders of debt securities with remedies if the issuer and/or guarantors, as the case may be, fail to perform specific obligations, such as making payments on the debt securities, or if the issuer and/or guarantors, as the case may be, become bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. Each indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indentures, with respect to any series of debt securities issued under that indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and continuing:

•	default is made in the payment of the principal or any premium in respect of the securities;

•	default is made for more than 30 days in the payment of interest in respect of the securities;

•
the issuer and/or guarantors, as the case may be, fail to perform or observe any of their other obligations under the securities and this failure has continued for the period of 60 days after we receive notice of default stating we are in breach;

•	the issuer’s and/or guarantors’, as the case may be, bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency-related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of the issuer and/or guarantors, as the case may be; or

•	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities upon an Event of Default

Each indenture provides that, unless otherwise set forth in a supplemental indenture:

•
if an event of default due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of the issuer and/or guarantor, as the case may be, applicable to that series of debt securities but not applicable to all outstanding debt securities issued under that indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the issuer and guarantor, as the case may be, may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under that indenture) to be due and payable immediately;

•
if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of the issuer and/or the guarantor, as the case may be, the principal of all debt securities and interest accrued on the debt securities shall be due and payable immediately; and

•
if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to the issuer and/or guarantor, as the case may be, may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

Each indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under that indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, each indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

Each indenture provides that no individual holder of debt securities may institute any action against us under that indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action and

•	offered the trustee reasonable indemnity;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•
the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

Each indenture contains a covenant that the issuer and guarantors, if applicable, will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

The issuer has the ability to eliminate most or all of its obligations on any series of debt securities prior to maturity if it complies with the following provisions:

Discharge of Indenture. The issuer may discharge all of its obligations, other than as to transfers and exchanges, under the indenture after it has:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the applicable trustee for cancellation all of the outstanding debt securities; or

•
irrevocably deposited with the applicable trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the applicable indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. The issuer may also discharge all of its obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. The issuer may be released with respect to any outstanding series of debt securities from the obligations imposed by the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•
the issuer irrevocably deposits with the relevant trustee cash the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased;

•	the issuer delivers to the relevant trustee an opinion of counsel to the effect that:

•
the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

•
the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

•
in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification Without Consent of Holders. The issuer and the relevant trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under each indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. Each issuer and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, the issuer and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•
alter the terms on which holders of the debt securities may convert or exchange debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.

Form of Debt Security

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

•	in registered form, where the issuer’s obligation runs to the holder of the security named on the face of the security, or

•	in bearer form, where the issuer’s obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. The issuer may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the issuer, the guarantor, if applicable, the trustee or any other agent of the issuer, guarantor or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the issuer within 90 days, the issuer will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the issuer may, at any time and in its sole discretion, decide not to have any of the securities represented by one or more registered global securities. If the issuer makes that decision, it will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

Guarantees

Amarin will fully and unconditionally guarantee payment in full to the holders of the debt securities issued by Amarin Finance pursuant to this prospectus. The guarantee will be set forth in, and form part of, the indentures under which the debt securities will be issued. If, for any reason, Amarin Finance does not make any required payment in respect of its debt securities when due, the Company will cause the payment to be made to or to the order of the trustee. The guarantee will be on a senior basis when the guaranteed debt security is issued under a senior indenture, and on a subordinated basis to the extent the guaranteed debt security is issued under a subordinated indenture. The extent to which the guarantee is subordinated to other indebtedness of the Company will be substantially the same as the extent to which the subordinated debt issued by the issuer is subordinated to the other indebtedness of the issuer as described below under “—Subordination of the Subordinated Debt Securities.” The holder of the guaranteed security may sue the guarantor to enforce its rights under the guarantee without first suing any other person or entity.

Subordination of the Subordinated Debt Securities

Subordinated debt securities issued by an issuer will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness of the issuer, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of

•
any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the issuer or to its creditors, as such, or to its assets;

•	any voluntary or involuntary liquidation, dissolution or other winding up of the issuer, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the issuer,

then the holders of senior indebtedness of the issuer will be entitled to receive payment in full of all amounts due or to become due on or in respect of all its senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities of the issuer are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of senior indebtedness of the issuer will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the issuer being subordinated to the payment of its subordinated debt securities. This payment may be payable or deliverable in respect of its subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of liquidation or insolvency of the issuer, holders of senior indebtedness of the issuer and holders of other obligations of the issuer that are not subordinated to its senior indebtedness may recover more ratably than the holders of subordinated debt securities of the issuer.

Subject to the payment in full of all senior indebtedness of the issuer, the rights of the holders of subordinated debt securities of the issuer will be subrogated to the rights of the holders of its senior indebtedness to receive payments or distributions of cash, property or securities of the issuer applicable to its senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, its subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities of the issuer, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any senior indebtedness of the issuer is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any senior indebtedness of the issuer has been accelerated because of a default.

The subordinated indentures do not limit or prohibit the issuer from incurring additional senior indebtedness, which may include indebtedness that is senior to its subordinated debt securities, but subordinate to the issuer’s other obligations.

The subordinated indentures provide that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by the issuer, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

New York Law to Govern

The indentures and the debt securities will be governed by the laws of the State of New York.

Information Concerning the Trustee

The trustee to be named under the indenture, will be appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debt securities. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

DESCRIPTION OF ORDINARY SHARES

The following description of our ordinary shares is only a summary. We encourage you to read our Articles of Association, which are incorporated by reference into the registration statement of which this prospectus forms a part. As of the date of this prospectus, we are authorized to issue up to 1,559,144,066 ordinary shares of 5p each and there are 81,574,478 shares currently outstanding. In the following summary, a “shareholder” is the person registered in our register of members as the holder of the relevant securities. For those ordinary shares that have been deposited in our American Depositary Receipt facility pursuant to our deposit agreement with Citibank N.A., the depositary or its nominee is deemed the shareholder.

Dividends

Holders of ordinary shares are entitled to receive such dividends as may be declared by the board of directors. All dividends are declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid. As of the date of this prospectus, there have been no dividends paid to holders of ordinary shares.

Any dividend unclaimed after a period of twelve years from the date of declaration of such dividend shall be forfeited and shall revert to us. In addition, the payment by the board of directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share or a preference share into a separate account shall not constitute us as a trustee in respect thereof.

Rights in a Liquidation

Holders of ordinary shares are entitled to participate in any distribution of assets upon a liquidation, subject to prior satisfaction of the claims of creditors and preferential payments to holders of outstanding preference shares.

Voting Rights

Voting at any general meeting of shareholders is by a show of hands, unless a poll is demanded. A poll may be demanded by:

•	the chairman of the meeting;

•	at least two shareholders entitled to vote at the meeting;

•	any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting; or

•
any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

In a vote by a show of hands, every shareholder who is present in person at a general meeting has one vote. In a vote on a poll, every shareholder who is present in person or by proxy shall have one vote for every share of which they are registered as the holder. The quorum for a shareholders’ meeting is a minimum of two persons, present in person or by proxy. To the extent the articles of association provide for a vote by a show of hands in which each shareholder has one vote, this differs from U.S. law, under which each shareholder typically is entitled to one vote per share at all meetings.

Holders of ADSs are also entitled to vote by supplying their voting instructions to the depositary who will vote the ordinary shares represented by their ADSs in accordance with their instructions. The ability of Citibank to carry out voting instructions may be limited by practical and legal limitations, the terms of our memorandum and articles of association, and the terms of the ordinary shares on deposit. We cannot assure the holders of our ADSs that they will receive voting materials in time to enable them to return voting instructions to Citibank in a timely manner.

Unless otherwise required by law or the articles of association, voting in a general meeting is by ordinary resolution. An ordinary resolution is approved by a majority vote of the shareholders present at a meeting at which there is a quorum. Examples of matters that can be approved by an ordinary resolution include:

•	the election of directors;

•	the approval of financial statements;

•	the declaration of final dividends;

•	the appointment of auditors;

•	the increase of authorized share capital; or

•	the grant of authority to issue shares.

A special resolution or an extraordinary resolution requires the affirmative vote of not less than three-fourths of the eligible votes. Examples of matters that must be approved by a special resolution include modifications to the rights of any class of shares, certain changes to the memorandum or articles of association, or our winding-up.

DESCRIPTION OF PREFERENCE SHARES

The following description of our preference shares is only a summary of the general terms of the preference shares of any series we may issue under this prospectus. Each time we issue preference shares we will prepare a prospectus supplement, which you should read carefully. The prospectus supplement relating to a series of preference shares or to securities that are convertible into or exchangeable for the preference shares will summarize the terms of the preference shares of the particular series. Those terms will be set out in the resolutions establishing the series that our Board of Directors or an authorized committee adopt, and may be different from those summarized below. If so, the applicable prospectus supplement will state that, and the description of the preference shares of that series contained in the prospectus supplement will apply. In the following summary, a “holder” is the person registered in our register of members as the holder of the relevant securities. For those preference shares, if any, that are deposited in an American Depositary Receipt facility pursuant to a deposit agreement, to be entered into (for additional details see “Description of American Depositary Shares”) with Citibank N.A., the depositary or its nominee is deemed the shareholder.

This summary does not purport to be complete and is subject to, and qualified by, our Articles of Association and the resolutions of our Board of Directors or an authorized committee. You should read our Articles of Association which are incorporated by reference into the registration statement of which this prospectus is a part, as well as those resolutions, which we will file with the SEC as an exhibit to the registration statement, of which this prospectus is a part.

Currently Amarin has 440,855,934 Preference Shares of 5p each forming part of its authorized share capital but none of these preference shares are in issue. Pursuant to an authority given by the shareholders at the 2005 Annual General Meeting our board of directors has the authority, without further action by shareholders, to issue up to 440,855,934 preference shares of 5p in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preference shares, including dividend rights, conversion rights, voting rights, rights and terms of redemption, and liquidation preference, any or all of which may be greater than the rights of the ordinary shares. To date, our board of directors has not issued any such preference shares.

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preference shares of each series that we sell under this prospectus and applicable prospectus supplements in the resolutions relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any resolutions that describes the terms of the series of preference shares we are offering before the issuance of the related series of preference shares. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preference shares on any securities exchange or market;

•
whether the preference shares will be convertible into our ordinary shares or other securities of ours, including warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances if may be adjusted;

•
whether the preference shares will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preference shares;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the preference shares;

•	the relative ranking and preferences of the preference shares as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•
any limitations on issuances of any class or series of preference shares ranking senior to or on a parity with the series of preference shares being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preference shares.

If we issue shares of preference shares under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any pre-emptive or similar rights.

Our articles of association and English law provide that the holders of preference shares will have the right to vote separately as a class on any proposal involving changes that would adversely affect the powers, preferences, or special rights of holders of that series of preference shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. acts as the depositary for our American Depositary Shares representing our ordinary shares and will act as the depositary for any American Depositary Shares representing our preference shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs are represented by certificates that are commonly known as “American Depositary Receipts,” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is the London office of Citibank, N.A., located at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, England.

We have appointed Citibank as depositary for our ADSs representing ordinary shares pursuant to a deposit agreement. A copy of the deposit agreement (including any amendments) is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please refer to Registration Number 333-123653 when retrieving such copy. We will appoint Citibank as depositary pursuant to a new deposit agreement if we determine to offer and sell preference shares represented by ADSs, which deposit agreement will be filed with the SEC under cover of a Registration Statement on Form F-6.

We are providing you with a summary description of the material terms of the ADSs representing ordinary shares and of the material rights of owners of ADSs representing ordinary shares. We expect that the material terms of any ADSs representing preference shares and the material rights of owners of any ADSs representing preference shares will be similar to the material terms of the ADSs representing ordinary shares and the material rights of owners of ADSs representing ordinary shares, as provided in the following summary. A summary description of any differences in such material terms and material rights from the description set forth below will be included in a prospectus supplement. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by reference to the terms of the applicable deposit agreement and not by this summary. If you intend to hold ADSs, we urge you to review the applicable deposit agreement (including any amendments) in its entirety. Each ADS representing ordinary shares represents one ordinary share on deposit with the custodian and any ADS representing preference shares will represent one preference share on deposit with the custodian. An ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the applicable deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares and to the holders of preference shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the holder. When we refer to you, we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Upon receipt of a cash dividend or other cash distribution, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to English laws and regulations.

The conversion into U.S. dollars will take place only if this can be done on a reasonable basis, in the judgment of the depositary, and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

Upon receipt of a free distribution of ordinary shares or preference shares, the depositary will either distribute to holders new ADSs representing the ordinary shares or preference shares deposited with the custodian or modify the ratio of ADSs to ordinary shares or preference shares, in which case each ADS you hold will represent rights and interests in the additional ordinary shares or preference shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ratio of ADSs to ordinary shares or preference shares upon a distribution of ordinary shares or preference shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares or preference shares so distributed.

No such distribution of new ADSs will be made if it would violate the U.S. securities laws or other applicable law. If the depositary does not distribute new ADSs or change the ADS-to-ordinary share ratio as described above, it may sell the ordinary shares received and distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

In the event that we distribute rights to purchase additional ordinary shares or preference shares, the depositary will determine whether it is lawful and feasible to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and feasible to make the rights available to holders of ADSs. We may be required to provide certain documentation contemplated in the deposit agreement, such as opinions to address the lawfulness of the transaction. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights.

The depositary will not distribute the rights to you if:

•	it is not lawful or feasible to distribute the rights;

•	we fail to deliver satisfactory documents to the depositary; or

•	it appears that the rights are about to lapse.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Other Distributions

If we distribute property other than cash, ordinary shares, rights to purchase additional ordinary shares, preference shares or rights to purchase additional preference shares and if we provide all of the documentation contemplated in the applicable deposit agreement, the depositary will distribute the property to the holders in a manner it deems equitable and practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

If in the opinion of the depositary a distribution is not feasible, it will not distribute the property to you and may sell the property with our reasonable approval. The depositary may deem a distribution not to be feasible if:

•	any amounts are required to be withheld for taxes or governmental charges;

•	any obligations arise under applicable securities laws of exchange control laws; or

•	there is any requirement that distributable securities be registered under the Securities Act of 1933 or otherwise.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Ordinary Shares and Preference Shares

The ordinary shares or preference shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or preference shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would represent the right to receive the property received or exchanged in respect of the ordinary shares or preference shares held on deposit. The depositary may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares or Preference Shares

The depositary may create ADSs on your behalf if you or your broker deposits ordinary shares or preferences shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares or preference shares to the custodian. Your ability to deposit ordinary shares or preference shares and receive ADSs may be limited by U.S. and UK legal considerations applicable at the time of deposit. Neither ordinary shares nor preference shares will be accepted for deposit until the depositary receives evidence that there has been compliance with English currency exchange regulations. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares or preference shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	the ordinary shares or preference shares are validly issued, fully paid and non-assessable;

•	all preemptive rights, if any, with respect to such ordinary shares or preference shares have been validly waived or exercised;

•	you are duly authorized to deposit the ordinary shares or preference shares, as applicable; and

•	the ordinary shares or preference shares presented for deposit have not been stripped of any rights or entitlements.

In addition, unless you are depositing ordinary shares or preference shares in exchange for ADSs that are restricted ADSs, you will also be deemed to represent that the ordinary shares or preference shares presented for deposit are not restricted securities as defined in the deposit agreement.

Withdrawal of Shares upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares or preference shares at the custodian’s offices. Your ability to withdraw the ordinary shares or preference shares, as applicable, may be limited by U.S. and UK legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares or preference shares represented by your ADSs, you will be required to pay the depositary the fees for cancellation of ADSs and any charges and taxes payable in connection with the surrender and withdrawal. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold an ADR registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares or preference shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•
temporary delays that may arise because (i) the transfer books for the ordinary shares or preference shares, as applicable, or ADSs are closed, or (ii) ordinary shares or preference shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges would arise as a result of such withdrawal; or

•	restrictions may be imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs.

Restricted ADSs

Each holder depositing ordinary shares that constitute “restricted securities” (as defined in the deposit agreement) with the depositary will receive restricted ADRs evidencing restricted ADSs pursuant to and in accordance with the letter agreement between the depositary and us dated as of March 29, 2006 (the “Restricted ADR Letter Agreement”). We entered into the Restricted ADR Letter Agreement to, inter alia, establish procedures for (i) the deposit of “restricted securities” with the depositary, (ii) the issuance by the depositary of restricted ADRs representing restricted ADSs related to such restricted securities and (iii) the transfer or exchange of interests in the restricted ADSs, including the certifications and other requirements that will be required to affect such transactions under various circumstances.

Restricted ADRs will be issued in certificated form with a restrictive legend and may only be transferred or exchanged in accordance with the Restricted ADR Letter Agreement. Except as set forth in the Restricted ADR Letter Agreement and except as required by applicable law, restricted ADRs will have the same rights and obliga-

tions and will be treated as ADRs that are not “restricted ADRs” for all other purposes. Restricted ADRs may not be transferred except pursuant to an effective registration statement under the Securities Act of 1933 or an available exemption from the registration requirements of the Securities Act of 1933.

Voting Rights

As a holder of ADSs representing ordinary shares, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Ordinary Shares.” Holders of ADSs representing preference shares will generally have the right to instruct the depositary to exercise the voting rights for the preference shares represented by their ADSs. Holders of any series of preference shares will have voting rights, if any, fixed by our Board of Directors and described in the prospectus supplement relating to such series of preference shares. Our articles of association and English law provide that the holders of any series of preference shares will have the right to vote separately as a class on any proposal involving changes that would adversely affect the powers, preferences, or special rights of holders of such series of preference shares.

The depositary will mail to you any notice of shareholders’ meetings received from us, together with a statement that holders will be entitled to instruct the depositary to exercise the voting rights of the securities represented by ADSs, and information explaining how to give such instructions.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.

If no such instructions are received, the depositary will deem the holders to have granted a discretionary proxy to the person designated by us, unless we request otherwise. However, no discretionary proxy will be deemed granted for any proposition that:

•	involves the solicitation of opposing proxies or other substantial opposition; or

•	authorizes a merger, consolidation or other matter that may materially affect the rights and privileges of holders.

The depositary has agreed to appoint one or more representatives to vote at shareholders’ meetings either on a show of hands or a poll. In general, proxies may be voted only if a vote on a poll is duly demanded. See “Description of Ordinary Shares—Voting Rights.” The depositary will not join in demanding a vote on a poll unless instructed by at least two holders or holders owning at least 10% of the voting interests of all holders. If a poll is not demanded, the depositary shall follow the instructions of a majority in interest of the holders.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations, the terms of our memorandum and articles of association, and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

As an ADS holder, under the deposit agreement you will be required to pay the following service fees to the depositary:

Service	Fees
Issuance of ADSs	Up to 5¢ per ADS issued (or portion thereof)
Cancellation/Surrender of ADSs	Up to 5¢ per ADS canceled (or portion thereof)

However, pursuant to a letter agreement we entered into with the depositary as of March 21, 2005, the depositary has agreed to (i) waive the fees indicated above relating to the issuance of ADSs in lieu of an annual maintenance fee payable by us and (ii) reduce the cancellation/surrender fees indicated above to the following fees depending upon the price of the ADSs then-quoted on NASDAQ:

ADS price on NASDAQ	Cancellation/Surrender Fee per ADS
$0.00 - $5.00	1.5¢
$5.01 - $10.00	2.0¢
$10.01 and above	3.0¢

This letter agreement and the fee waivers and reductions contained in the letter agreement may be terminated under certain circumstances by the depositary.

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•
fees for the transfer and registration of ordinary shares or preference shares charged by the registrar and transfer agent for the ordinary shares or preference shares in England (i.e., upon deposit and withdrawal of ordinary shares or preference shares);

•	expenses incurred for converting foreign currency into U.S. dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities; and

•	taxes and duties upon the transfer of securities (i.e., when ordinary shares or preference shares are deposited or withdrawn from deposit).

We have agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and, as with the letter agreement of March 31, 2005, may be changed by us and by the depositary. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary to modify the applicable deposit agreement at any time without your consent. We undertake to give holders three months’ prior notice of any modifications that would prejudice any substantial rights of the holders under the deposit agreement. We will not consider to be prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act of 1933 or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay.

You will be bound by the modifications to the applicable deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The applicable deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares or preference shares represented by your ADSs.

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination.

Upon termination of the applicable deposit agreement, withdrawal of the ordinary shares or preference shares and distributions to holders will occur as described below.

•
For a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares or preference shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those ordinary shares or preference shares on the same terms as prior to the termination. During such six-month period the depositary will continue to collect all distributions received on the ordinary shares or preference shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

•
After the expiration of such six-month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office at reasonable times, but solely for the purpose of communicating with other holders in the interest of business matters of our company or relating to the ADSs or the deposit agreement.

The depositary will maintain facilities in New York City to record and process the execution, delivery, registration, transfer and surrender of ADRs. These facilities may be closed from time to time when deemed expedient by the depositary, or at our request.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	we and the depositary are obligated only to use our best judgment and good faith in performing the duties specifically stated in the deposit agreement without negligence or bad faith;

•	the depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith;

•	we and the depositary will not be obligated to appear in, prosecute or defend any lawsuit or other proceeding unless satisfactory indemnity is provided against all expenses and liabilities; and

•
we and the depositary disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADRs, or any other person believed by either of us in good faith to be competent to give such advice or information.

Pre-Release Transactions

The depositary may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares or preference shares or release ordinary shares or preference shares before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, including the need to receive collateral, the type of collateral required, the representations required from brokers, etc. The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and govern-

mental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if in its judgment conversion can be made on a reasonable basis. The depositary will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the depositary determines that the foreign currency is not convertible on a reasonable basis, or if any required approvals are not obtainable or are not obtained within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

•	hold the foreign currency for the applicable holders without liability for interest.

CERTAIN PROVISIONS OF ENGLISH LAW AND OF THE
COMPANY'S MEMORANDUM AND ARTICLES OF ASSOCIATION

Capital Calls

The board of directors has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to us as required by such notice the amount called on his shares. If a call remains unpaid after it has become due and payable, and the fourteen days notice provided by the board of directors has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the board.

Preemptive Rights

English law provides that shareholders have preemptive rights to subscribe to any issuances of equity securities that are or will be paid wholly in cash. These rights may be waived by a special resolution of the shareholders, either generally or in specific instances, for a period not exceeding five years. This differs from U.S. law, under which shareholders generally do not have preemptive rights unless specifically granted in the certificate of incorporation or otherwise. Pursuant to resolutions passed at our annual general meeting on July 25, 2005, our directors are duly authorized during the period ending on July 25, 2010 to exercise all of our powers to allot our securities and to make any offer or agreement which would or might require such securities to be allotted after that date. The aggregate nominal amount of the relevant securities that may be allotted under the authority cannot exceed £75,384,762 (equivalent to 1,507,695,240 ordinary shares). Under these resolutions we are empowered to allot such ordinary shares as if English statutory preemption rights did not apply to such issuance and, therefore, without first offering such ordinary shares to our existing shareholders.

Redemption Provisions

Subject to the Companies Act 1985 and with the sanction of a special resolution, shares in us may be issued with terms that provide for mandatory or optional redemption. The terms and manner of redemption would be provided for by the alteration of our articles of association.

Subject to the Companies Act 1985, we may also purchase in any manner the board of directors considers appropriate any of our own ordinary shares, Preference Shares or any other shares of any class (including redeemable shares) at any price.

Variation of Rights

If at any time our share capital is divided into different classes of shares, the rights of any class may be varied or abrogated with the written consent of the holders of not less than 75% of the issued shares of the class, or pursuant to an extraordinary resolution passed at a separate meeting of the holders of the shares of that class. At any such separate meeting the quorum shall be a minimum of two persons holding or representing by proxy one-third in nominal amount of the issued shares of the class, unless such separate meeting is adjourned, in which case the quorum at such adjourned meeting or any further adjourned meeting shall be one person. Each holder of shares of that class has one vote per share at such meetings.

Meetings of Shareholders

The board of directors may call general meetings and general meetings may also be called on the requisition of our shareholders representing at least one-tenth of the voting rights in general meeting pursuant to section 368 of the Companies Act 1985. Annual general meetings are convened upon advance notice of 21 days. Extraordinary general meetings are convened upon advance notice of 21 days or 14 days depending on the nature of the business to be transacted.

Citibank will mail to the holders of ADSs any notice of shareholders’ meeting received from us, together with a statement that holders will be entitled to instruct Citibank to exercise the voting rights of the ordinary shares represented by ADSs and information explaining how to give such instructions.

Limitations on Ownership

There are currently no UK foreign exchange controls on the payment of dividends on our ordinary shares or the conduct of our operations. There are no restrictions under our memorandum and articles of association or under English law that limit the right of non-resident or foreign owners to hold or vote our ordinary shares, Preference Shares or ADSs.

DESCRIPTION OF WARRANTS

Amarin may issue warrants to purchase any other securities that may be sold under this prospectus or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Amarin and potentially a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material English, U.S. federal and, if applicable, Bermuda income tax consequences;

•	the antidilution provisions of the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

Amarin may issue purchase contracts for the purchase or sale of debt or equity securities issued by Amarin or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Amarin may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require Amarin to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on the same basis. The purchase contracts may require the holders thereof to secure their obligations in a specific manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Amarin’s obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, Amarin may issue units consisting of one or more purchase contracts, warrants, debt securities, ordinary shares, ADSs, preference shares and other equity securities or any combination of such securities. The applicable prospectus supplement will describe:

•
the terms of the units and of the purchase contracts, warrants, debt securities, ordinary shares, ADSs, preference shares and other equity securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

TAXATION

The material English, U.S. federal and, if applicable, Bermuda income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, as amended, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 as amended, with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Amarin. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Amarin or any of its subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Amarin or any of its subsidiaries to indemnification by Amarin or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for Amarin or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

IN THE U.K. IN ADDITION TO THE COMPANIES ACT 1985, THE COMPANY IS SUBJECT TO THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 AND THE RULES OF THE FINANCIAL SERVICES AUTHORITY (INCLUDING THE RULES GOVERNING THE ISSUE OF PROSPECTUSES). AS AIM IS NOT A ‘REGULATED MARKET’ FOR THE PURPOSES OF THE EUROPEAN UNION PROSPECTUS DIRECTIVE 2003/71/EC, FOLLOWING ADMISSION TO AIM, THERE WILL BE VARIOUS OFFER EXEMPTIONS WHICH WILL APPLY TO THE COMPANY, WHICH WILL ALLOW IT TO ISSUE SHARES OF THE SAME CLASS ALREADY ADMITTED TO AIM, TO CERTAIN EXEMPT PERSONS, SUCH AS QUALIFIED INVESTORS, OR TO FEWER THAN 100 PERSONS, WITHOUT THE NEED TO PRODUCE A PROSPECTUS APPROVED BY THE FINANCIAL SERVICES AUTHORITY. IF THE COMPANY WISHES TO ISSUE SECURITIES TO THE PUBLIC IN THE U.K. OR ANY OTHER EU MEMBER STATE OUTSIDE ANY OF THE APPLICABLE EXEMPTIONS, IT WILL BE REQUIRED TO ISSUE A PROSPECTUS APPROVED BY THE UK FINANCIAL SERVICES AUTHORITY.

EXPERTS

Amarin’s consolidated financial statements as of and for the years ended December 31, 2005, December 31, 2004 and December 31, 2003 incorporated in this Form F-3 by reference from our Annual Report on Form 20-F for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (“PwC”), independent registered public accounting firm, included therein given on the authority of said firm as experts in auditing and accounting, and in reliance on the report of Ernst & Young LLP, independent registered public accounting firm, which audited the financial statements of Laxdale Limited, a wholly owned subsidiary of Amarin, as of December 31, 2004 and for the period October 9, 2004 to December 31, 2004. PwC’s audit opinion for the consolidated financial statements of Amarin as of and for the year ended December 31, 2004, insofar as it relates to the amounts included for Laxdale Limited, is based solely on the report of Ernst & Young LLP.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters with respect to English law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Kirkpatrick & Lockhart Nicholson Graham LLP (registered in England). Certain legal matters with respect to Bermuda law will be passed upon for the issuers by Conyers Dill & Pearman. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As described in the registration statement of which this prospectus forms a part, our articles of association and certain provisions of English law contain provisions relating to the ability of our officers and directors to be indemnified by us for costs, charges, expenses, losses and other liabilities which are sustained or incurred in the performance of the officer’s or director’s duties for us. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.